As filed with the Securities and Exchange Commission on September 7, 2005
Registration Statement No. 333-121882

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

(Name of small business issuer in its charter)

Delaware	7372	98-0215787
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

21098 Bake Parkway, Suite 100
Lake Forest, CA 92630-2163
(949) 470-9534

(Address and telephone number of principal executive offices and principal place of business)

Mark A. Josipovich
Chairman of the Board, Chief Executive Officer, President, and Treasurer
The Bluebook International Holding Company
21098 Bake Parkway, Suite 100
Lake Forest, CA 92630-2163
(949) 470-9534

(Name, address and telephone number of agent for service)

Copies to:
Cary K. Hyden, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Telephone: (714) 540-1235
Facsimile No. (714) 755-8290

Approximate date of proposed sale to the public:
From time to time after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) Under tile Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Subject to completion dated September 7, 2005.

Prospectus

Up to 2,557,239 Shares of Common Stock

The Bluebook International Holding Company

This prospectus relates to the sale of up to an aggregate of 2,557,239 shares of the common stock of The Bluebook International Holding Company which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 2,131,033 shares were outstanding as of September 2, 2005 and 426,206 shares are issuable upon exercise of warrants that we have issued to the selling stockholders.

The selling stockholders and the participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “BBKH.”

Investing in our common stock involves a high degree of risk.

Please carefully consider the “Risk Factors” beginning on Page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is              , 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

USE OF PROCEEDS

SELLING STOCKHOLDERS

LEGAL PROCEEDINGS

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DESCRIPTION OF SECURITIES

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OR
SECURITIES ACT VIOLATIONS

BUSINESS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

PROPERTIES

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

EXECUTIVE COMPENSATION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is only current as of the date on the cover. You should rely only on the information contained in this prospectus.

  PROSPECTUS SUMMARY

The following summary highlights the key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. Unless the context indicates otherwise, the terms “the Company,” “we,” “us,” “our,” or “Bluebook” in this prospectus refer to The Bluebook International Holding Company (“Bluebook Holding”) and our wholly-owned subsidiary, The Bluebook International, Inc., a Nevada corporation (“Bluebook International”).

The Company

The Company was incorporated in Delaware on December 17, 1997. Since the Company’s exchange reorganization and merger, effective as of October 1, 2001, the principal business of the Company has been developing and selling information and a claims estimating software solution. These include THE BLUEBOOK, which is a book and is printed in both a desktop and pocket sized format, and “B.E.S.T.” (Bluebook Estimating Software Technology), which incorporated THE BLUEBOOK’s proprietary database into a software program that assists an estimator in creating, cleaning, repair and replacement cost estimates for residential structures. The Bluebook’s first publication started in 1964 and sales of the estimating software commenced in 1982. The Company incorporated the name B.E.S.T. in 1984. THE BLUEBOOK has been distributed to the property and casualty, construction and related industries for more than 41 years. The book is primarily distributed by the Company, its dealers and distributors to book stores and sellers, industry resellers, and specialty cleaning, repair and construction web sites. Based on this distribution of the book for more than 41 years and our participation in hundreds of trade shows, speaking engagements and public relations meetings, THE BLUEBOOK has an estimated readership of many thousands of readers and is widely known and utilized by professionals in the insurance repair, construction and related industries that create cost estimates for residential and light commercial structures.

We believe our software solutions will help insurers, contractors and related industry professionals, shorten the time in which it takes to estimate and finalize an insurance claim by delivering data electronically to the intended and required participants involved in the settlement of a claim or the construction of a cleaning, repair or replacement cost estimate. Our solutions were designed to more accurately price, process and manage the claims process. We believe that the future market for underwriting and claims management solutions will be lead by the providers of products that simplify the management of this process and significantly reduce delays in claims settlements and related fines from the inability to readily access required claims information. Therefore, our initiatives are aimed at making it easier for insurers, vendors, policyholders, adjusters and contractors to communicate, access claims information and mitigate risk.

Our mailing address and executive offices are located at 21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163. Our telephone number is (949) 470-9534. Our corporate website is www.bluebook.net. Information contained on the website is not a part of this prospectus.

The Offering

Common stock offered by the selling stockholders (including shares underlying the warrants)

Up to 2,557,239 shares, assuming full exercise of the warrants. This number represents approximately 27.8% of our common stock to be outstanding after the offering, assuming full exercise of  the warrants.(1)

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered by this prospectus. See “Plan of Distribution.”
Proceeds to Bluebook

We will not receive any proceeds from the sale of the shares by these selling stockholders, however, if all warrants are fully exercised we may receive up to approximately $558,330 in cash from the warrant holders.

Use of proceeds	If any proceeds are received, they will be used for general corporate purposes, including working capital.
OTC Bulletin Board Symbol	BBKH

——————

(1)  Based on 9,186,427 shares of common stock to be outstanding after the offering, which (i) includes warrants to purchase 426,206 shares of common stock that we issued to the selling stockholders pursuant to those certain Warrants dated as of November 17, 2004 and that are being registered hereunder for resale, but (ii) excludes a warrant to purchase 170,483 shares of common stock that we issued to our placement agent, Roth Capital Partners, LLC, pursuant to that certain Warrant dated as of November 17, 2004.

Summary Consolidated Financial Information

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

We have experienced net operating losses since inception. Our auditors, Weinberg & Company, P.A., have raised substantial doubt about our ability to continue as a going concern.

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
	2004	2005	2003	2004
	(As restated)		(As restated)
Statement of Operations Data
Net sales	$403,120	$357,823	$705,657	$569,514
Loss from operations	(571,879)	(1,283,731)	(1,962,971)	(1,984,385)
Net Loss	(590,677)	(1,298,604)	(1,963,771)	(1,985,185)
Net loss applicable to common shareholders	—	—	(1,963,771)	(2,669,518)
Loss per share, basic and diluted :
Net Loss	$(0.39)	$(0.15)	$(1.37)	(0.84)
Net loss applicable to common shareholders	$(0.39)	$(0.15)	$(1.37)	$(1.13)
Weighted average number of shares of common stock outstanding, basic and diluted	1,522,848	8,760,261	1,436,671	2,354,830

	Six Months Ended June 30,	Year Ended December 31,
	2005	2004
Balance Sheet Data	(Unaudited)
Currents assets	$327,329	$1,575,230

Total assets	1,191,395	2,352,656
Current liabilities	1,791,989	1,668,080
Long term liabilities	13,434	—
Stockholders’ equity (deficiency)	(614,028)	$684,576

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as other information contained in this prospectus, before investing in our common stock.  All material risks and uncertainties presently known to us are described below. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We have incurred losses from operations since inception and anticipate future losses . If we cannot achieve or sustain profitability for an interim period, we may not be able to fund our expected cash needs or continue our operations.

We have incurred net losses since inception. We anticipate that we will continue to incur additional operating losses in the near term. These losses have resulted principally from expenses incurred in research and development, sales and marketing and general and administrative expenses. Even though we expect to achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we cannot achieve or sustain profitability for an interim period, we may not be able to fund our expected cash needs or continue our operations.

Our independent auditors have raised substantial doubt about our ability to continue as a going concern.

We have experienced losses since inception, incurred negative cash flows from operations since 2001, and, as of June 30, 2005 had an accumulated deficit of approximately $10.3 million. Cash used in operations for the years ended December 31, 2001, 2002, 2003 and 2004 were $689,645, $173,249, $1,120,154 and $831,050, respectively. We expect that we will continue to incur negative cash flows and require additional cash to fund our operations and implement our business plan. The continued development of our technology and products will require significant additional capital investment. Our financial statements have been prepared assuming that we will continue as a going concern. The auditor’s reports on our financial statements state that there is substantial doubt about our ability to continue as a going concern.

We need additional capital in order to continue as a going concern and any required capital may not be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail our operations and reduce spending, or obtain funds on unfavorable terms .

Our cash balance as of August 19, 2005 was approximately $80,231.

We plan to actively seek additional funding in order to continue as a going concern. Our cash requirements for the next twelve months are expected to be approximately $2 million. Approximately $1.5 million is required to eliminate the working capital deficit while $500,000 would be required to fund negative cash flow from operations until sufficient collections from revenues are achieved to fund operations. We intend to seek outside debt and/or equity financing to supplement anticipated cash from operations. We do not currently have any commitments for such financing and there is no assurance that we will be successful in obtaining such funds.

In addition, we may be required to consider raising additional funds through one or more of the following: (1) sale of various Company assets, including our proprietary databases; and (2) licensing of our technology on unfavorable terms .. If we cannot raise the additional funds through these options on acceptable terms or with the necessary timing, management could also reduce operating expenses through reductions in sales and development personnel to decrease our cash burn rate and extend the currently available cash.

Additional capital may not be available on acceptable terms, if at all. The public markets may remain unreceptive to equity financings, and we may not be able to obtain additional private equity financing. Furthermore, any additional equity financing would likely be dilutive to stockholders, and additional debt financing, if available, may include restrictive covenants which may limit our currently planned operations and strategies. If adequate funds are not available, we may be required to curtail our operations significantly and reduce operating expenses through reductions in sales and development personnel, or to obtain funds by entering into collaborative agreements or other arrangements on unfavorable terms .

The market price of our common stock , which is traded on the OTC Bulletin Board, has been and is likely to continue to be highly volatile, which may limit our ability to raise capital in the future or cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.

The securities markets have experienced significant price and volume fluctuations and the market prices of securities of many public technology companies have in the past been, and can in the future be expected to be, especially volatile. For example, in 2003 our closing stock price ranged from a low of $0.20 to a high of $22.00, in 2004 our closing stock price ranged from a low of $0.80 to a high of $8.00, and in 2005 our closing stock price ranged from a low of $0.40 to a high of $5.01. These stock prices have been retroactively restated to reflect the 1 for 20 reverse stock split declared on November 17, 2004. Fluctuations in the trading price or liquidity of our common stock may harm our ability to raise capital through future equity financings. Factors that may have a significant impact on the market price and marketability of our common stock include:

—

announcements of technological innovations or new products by us or by our competitors;

—

our operating results;

—

developments in our relationships with strategic partners;

—

litigation;

—

economic and other external factors; and

—

general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

We depend on two key personnel for our future success. If we lose our two key personnel or are unable to attract and retain additional personnel, we may be unable to achieve our goals.

Our future success is substantially dependent on the efforts of our management team, particularly Mark A. Josipovich, our Chairman of the Board, Chief Executive Officer, President and Treasurer, and Daniel T. Josipovich, our Chief Operating Officer and Director. Mark A. Josipovich has been the entrepreneural driver of Bluebook’s strategic initiatives for the past 16 years and Daniel T Josipovich has designed, directed and managed development of Bluebook’s products for the past 22 years. Mark A. Josipovich and Daniel T. Josipovich may terminate their employment at any time. The loss of the services of members of our management may significantly delay or prevent the achievement of product development and other business objectives.

We have limited resources to devote to software development and commercialization. If we are not able to devote adequate resources to software development and commercialization, we may not be able to develop our software solutions.

Our strategy is to develop software solutions addressing underwriting and claims management. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

—

improve market acceptance of our current software solutions;

—

complete development of new software solutions; and

—

successfully introduce and commercialize new software solutions.

We have introduced some of our software solutions only recently and some of our software solutions are still under phased deployment and development. Among our recently introduced solutions are InsureBASE and Insured to Value. Although development of our B.E.S.T.Net and B.E.S.T.Central solutions are substantially complete, we are still in the process of developing an interface between B.E.S.T.Net, B.E.S.T.Central and B.E.S.T.8. Because we have limited cash to devote to product development and commercialization, any delay in the development of one solution or reallocation of resources to development efforts that prove unsuccessful may delay or jeopardize the development of our other product candidates. If we fail to develop new products and bring them to market, our ability to generate additional revenue will decrease. Our future operating results could be harmed as a result of increased expense for our product development.

In addition, our solutions may not achieve satisfactory market acceptance, and we may not be able to successfully commercialize them on a timely basis, or at all. If our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected.

We may be unable to successfully market and distribute our products and implement our distribution strategy, which could limit our ability to sell our products and reduce our revenues.

The market for claims management solutions is highly fragmented. We market and sell THE BLUEBOOK and B.E.S.T.7.5 products primarily through the mail, conventions and the Internet using the interactive sales tool on Microsoft’s terminal services solution. Our software solutions, B.E.S.T.Central and B.E.S.T.Net are sold by direct, on-site demonstrations or by authorized partners and resellers. We may not be able to successfully develop and maintain our marketing, distribution or sales capabilities. If our marketing and distribution strategy is unsuccessful, or if we do not maintain or expand our relationships with our existing user base and strategic partners, our ability to sell our products will be limited and our revenues will decrease. In addition, our future operating results could be harmed as a result of increased expense s for marketing.

We may face costly intellectual property disputes, which may result in substantial expense to us and significant diversion of the efforts of our technical and management personnel.

Although we do not expect to be subject to any intellectual property disputes, we may be subject to such claims. Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. We rely on proprietary information and techniques to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. We currently do not hold any patents for our software products.

The defense of intellectual property suits, proceedings, and related legal and administrative proceedings are costly, time-consuming and distracting. We may also need to pursue litigation to protect trade secrets or know-how owned by us, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation will result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Any adverse determination in litigation could subject us to significant liabilities to third parties. Further, as a result of litigation or other proceedings, we may be required to seek licenses from third parties that may not be available on commercially reasonable terms, if at all.

Our principal stockholders have substantial control over our affairs, which could delay, defer or prevent a change of control or impede a merger or consolidation, or other business combination which our stockholders may otherwise view favorably and which may decrease the price of our common stock.

The Josipovich family, collectively, beneficially owns    5,100,049 shares of common stock, which is 58.22% of the total number of shares of common stock currently issued and outstanding, which does not take into account shares of common stock underlying warrants. The Josipovich family has the ability to exert substantial influence over all matters submitted to a vote of the stockholders of Bluebook, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they can dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably and which may decrease the price of our common stock.

Future sales of our common stock that are eligible for sale by our stockholders may decrease the price of our common stock.

We had 8,760,221 shares of common stock outstanding on   September 2, 2005. Of these shares, 6,616,489 shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, there were outstanding warrants to purchase 596,689 shares of our common stock. If our stockholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. In addition, the perception in the public market that our stockholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

Some of the information in this prospectus may contain forward-looking statements. These statements call be identified by the use of forward-looking words such as “may,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss plans, goals and objectives for future operations and growth, contain projections of results of operations or financial condition or state other “forward-looking” information. You should understand that these forward-looking statements are estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to control costs; changes within our industries; release of new and upgraded products and services by us or our competitors; development of our sales force; employee retention; managerial execution; legal and regulatory issues; changes in accounting policies or practices; and successful adoption of our products and services.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

This prospectus relates to 2,557,239 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If the warrants to purchase a total of 426,206 shares of common stock being issued for resale hereunder are fully exercised, we may receive up to approximately $558,330 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes, including working capital.

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the selling stockholders of up to 2,131,033 shares of common stock and an additional 426,206 shares of common stock issuable upon exercise of outstanding warrants. All of these warrants have an exercise price of $1.31 per share.

We are registering for resale shares issued by us in a private placement and shares issuable on exercise of warrants issued by us in a private placement. All such shares issued or to be issued are and will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus or otherwise are sold in compliance with Rule 144.

None of the selling stockholders had a material relationship with us within the past three years.

In the securities purchase agreement, each of the selling stockholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each selling stockholder represented that each qualified as an “accredited investor” as such term in defined in Rule 501 under the Securities Act.

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below as of     September 2, 2005 and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. None of the selling stockholders in this prospectus are broker-dealers or affiliates of broker-dealers, except as indicated in the footnotes to the following table.

The number of shares in the column labeled “No. of Shares Offered” represents all of the shares that each selling stockholder may offer under this prospectus. The table assumes that the selling stockholders will sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.

We determined beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days. Percentages are based on a total of 8,760,221 shares of common stock outstanding on   September 2, 2005. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of   September 2, 2005, are deemed outstanding for computing the percentage of the selling stockholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other selling stockholder. To prevent dilution to the selling stockholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock; or as a result of anti-dilution provisions contained in the warrants.

Name	No. of Shares Offered hereby (includes stock underlying warrants)	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
		Number	Percentage	Number	Percentage

Roaring Fork Capital SBIC, L.P.(1)	840,000	840,000	9.44%	0	0%
MicroCapital Fund LP(2)	516,000	516,000	5.83%	0	0%
MicroCapital Fund Ltd.(3)	318,000	318,000	3.61%	0	0%
Presidio Partners(4)	148,571	148,571	1.69%	0	0%
Geary Partners L.P.(5)	107,429	107,429	1.22%	0	0%
Brady Retirement Fund L.P.(6)	29,714	29,714	0.34%	0	0%
BTG Investments, LLC(7)	285,600	285,600	3.24%	0	0%
Margaret M. Bathgate(8)	114,285	114,285	1.30%	0	0%
Banc of America Securities F/B/O Stephen J. Hutsko IRA(9)	68,520	68,520	0.78%	0	0%
Joseph Paul Schimmelpfennig(10)	54,000	54,000	0.62%	0	0%
Gordan J. Roth(11)	28,560	314,160	3.56%	0	0%
John J. Weber(12)	28,560	28,560	0.33%	0	0%
Jeffrey M. Ng(13)	18,000	18,000	0.21%	0	0%

——————

(1)

Includes stock underlying a warrant to purchase 140,000 shares of common stock at an exercise price of $1.31 per share. Roaring Fork Capital Management, LLC is the general partner and investment advisor to Roaring Fork Capital SBIC, L.P. Eugene C. McColly is the natural control person of Roaring Fork Capital Management, LLC. Roaring Fork Capital Management, LLC and Eugene C. McColley have investment power and voting control over these securities, but each disclaims beneficial ownership of these securities.

(2)

Includes stock underlying a warrant to purchase 86,000 shares of common stock at an exercise price of $1.31 per share. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP. Ian P. Ellis is the natural control person of MicroCapital LLC. MicroCapital LLC and Ian P. Ellis have investment power and voting control over these securities, but each disclaims beneficial ownership of these securities.

(3)

Includes stock underlying a warrant to purchase 53,000 shares of common stock at an exercise price of $1.31 per share. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund Ltd. Ian P. Ellis is the natural control person of MicroCapital LLC. MicroCapital LLC and Ian P. Ellis have investment power and voting control over these securities, but each disclaims beneficial ownership of these securities.

(4)

Includes stock underlying a warrant to purchase 24,762 shares of common stock at an exercise price of $1.31 per share. William Brady and Van Brady are the general partners and natural control persons of Presidio Partners. William Brady and Van Brady have investment power and voting control over these securities, but each disclaims beneficial ownership of these securities.

(5)

Includes stock underlying a warrant to purchase 17,905 shares of common stock at an exercise price of $1.31 per share. William Brady and Van Brady are the general partners and natural control persons of Geary Partners L.P. William Brady and Van Brady have investment power and voting control over these securities, but each disclaims beneficial ownership of these securities.

(6)

Includes stock underlying a warrant to purchase 4,952 shares of common stock at an exercise price of $1.31 per share. William Brady and Van Brady are the general partners and natural control persons of Brady Retirement Fund L.P. William Brady and Van Brady have investment power and voting control over these securities, but each disclaims beneficial ownership of these securities.

(7)

Includes stock underlying a warrant to purchase 47,600 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified itself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer. Gordon J. Roth is the natural control person of BTG Investments, LLC and has investment power and voting control over these securities, but disclaims beneficial ownership of these securities.

(8)

Includes stock underlying a warrant to purchase 19,047 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified herself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

(9)

Includes stock underlying a warrant to purchase 11,420 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

(10)

Includes stock underlying a warrant to purchase 9,000 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

(11)

Includes stock underlying a warrant to purchase 4,760 shares of common stock at an exercise price of $1.31 per share. Gordan J. Roth may be deemed to share beneficial ownership of the 285,600 shares of common stock owned by BTG Investments, LLC, but hereby disclaims beneficial ownership of such shares. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

(12)

Includes stock underlying a warrant to purchase 4,760 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

(13)

Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

—

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

—

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—

an exchange distribution in accordance with the rules of the applicable exchange;

—

privately negotiated transactions;

—

to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

—

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

—

a combination of any such methods of sale; and

—

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon Bluebook Holding being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this registration statement will be filed, if required, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to Bluebook Holding that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Bluebook Holding has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Bluebook Holding is required to pay all fees and expenses incident to the registration of the shares, but Bluebook Holding will not receive any proceeds from the sale of the common stock. Bluebook Holding has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

On June 23, 2005, plaintiff, Eric Allison, filed a complaint against defendants, Christopher Albrick, The Bluebook International Holding Company and Mark Josipovich, our Chief Executive Officer and Chairman, alleging breach of written contract - promissory note, and foreclosure of security interest securing the promissory note, in the Superior Court of the State of California. Plaintiff is seeking, among other things, damages in an amount not less than $550,000. We are seeking dismissal of these causes of action against the Company and Mark Josipovich. The demurrer is based upon the uncontested fact that the promissory note and foreclosure of stock, the causes of action in the law suit, involve only a written promissory note and related written agreement between defendant Christopher Albrick and the plaintiff, and not the Company or Mark Josipovich. While we are unable at this time to predict the outcome of this litigation, as of this date, the Company believes that the claim is baseless and without merit. As of this date, we do not believe that this litigation could reasonably be expected to have a material adverse effect on our business or financial condition.

On February 3, 2003, Bluebook was named a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. The Diamond case was recently settled by the Company and the plaintiffs. In the Diamond case, plaintiffs alleged that Bluebook wrongfully withheld the issuance and delivery of plaintiffs’ shares of Bluebook common stock, thereby damaging plaintiffs in the loss of the value of their Bluebook stock. On November 10, 2004, the Company and the plaintiffs entered into a settlement agreement pursuant to which all parties agreed to a general release of their claims and the Company agreed to pay $64,120 and issue 3,000 shares of common stock to certain of the plaintiffs.

On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,825 shares of the Company’s common stock, which amount has been retroactively restated to reflect the 1 for 20 reverse stock split declared on November 17, 2004. In addition, Cotelligent agreed to deliver source code developed by Cotelligent for Bluebook pursuant to the consulting services agreement.

As a general matter, we are subject to various legal proceedings, claims, and litigation that arise in the normal course of our business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations, or cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding our directors and executive officers as of September 2, 2005:

Name	Age	Position	Director Since
Mark A. Josipovich	38	Chairman of the Board, Chief Executive Officer, President, and Treasurer	2001
Daniel T. Josipovich	39	Chief Operating Officer and Director	2001
Peter Johnson	39	Chief Technology Officer	N/A
Brian C. Jones	46	Executive Vice President–Insurance Solutions	N/A
Paul D. Sheriff	40	Director	2001
David M. Campatelli	38	Director	2001

There are no family relationships between any director and executive officer, except for Mark A. Josipovich and his brother Daniel T. Josipovich. According to our bylaws, the term of office for our directors is one year. Directors hold office until their successors are elected and qualified.

Mark A. Josipovich, Chairman of the Board, Chief Executive Officer, President and Treasurer, has been the entrepreneurial driver of Bluebook’s strategic initiatives for the past 16 years. His responsibilities included guiding the progress of projects through various milestones to ensure conformity; negotiating contractual agreements; supporting the sales operation by assisting in the pre-sale process; coordinating and preparing proposals; and performing ancillary administrative functions. He has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development. Mark A. Josipovich has been the President and Chief Executive Officer of the Company since October 1, 2001. Prior to that, he was the Executive Vice President of the Company.

Daniel T. Josipovich, Chief Operating Officer and Director, designed, directed and managed development of Bluebook’s most innovative products for the past 22 years. He is also directly involved in marketing. Daniel has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development. Daniel T. Josipovich has been the Chief Operating Officer of the Company since October 2001. Prior to that, he was the Director of Technology of the Company.

Peter Johnson has been the Chief Technology Officer of the Company since he was hired in September 2004. From November 2003 to September 2004, Mr. Johnson was the SharePoint 2003 practice leader as well as the project management leader for Neudesic LLC, an information technology consulting company. SharePoint 2003 is a communication software product developed by Microsoft to share information within a company.   Prior to working with Neudesic, from August 2000 to November 2003, Mr. Johnson served as the Director of Technology for Cotelligent Inc. , a software consulting company, where he was in charge of development staffs throughout the country.

Brian C. Jones has been the Executive Vice President - Insurance Solutions of the Company since January 2002. From 1999 to 2002, Mr. Jones was the Chief Claims Officer for Kemper Home & Automotive. While at Kemper Home & Automotive, Mr. Jones introduced a 24/7 call center for loss reporting and several claim distribution processes that required system integrations. He was also responsible for underwriting operations for California, Florida and Pennsylvania and coordinating marketing activities.

Paul D. Sheriff, Director, has over 18 years experience in programming business applications. In 1991, Mr. Sheriff founded PDSA, Inc., a software consulting company specializing in high quality custom software. Mr. Sheriff has been the President and Chief Executive Officer of PDSA, Inc. since 1991. He specializes in the development, design and deployment of business software solutions. Mr. Sheiff is also a frequent speaker at Microsoft Developer Days, Microsoft Tech Ed, Microsoft “MSDN Presents”, Access/VBA Advisor Developer Conferences, and user groups across the country. Mr. Sheriff is a contributing editor to Access/VBA Advisor magazine and teaches .NET on Microsoft WebCasts and with Blast Through Learning videos (www.blastthroughlearning.com). Mr. Sheriff completed his new book “ASP.NET Developer’s Jumpstart” with co-author Ken Getz.

David M. Campatelli, Director, has been a Spanish and English Instructor at Long Beach Unified School District, Long Beach, California for the past five years. Mr. Campatelli also currently serves as a Teacher and Consultant with the California Reading and Literature Project in San Diego, California, and lectures, teaches and trains for primary language institutes throughout the State of California. Mr. Campatelli has been a consultant to Toscana Incorporated, an international import/export firm, since 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of   September 2, 2005 as to:

—

each of the executive officers named in the section “Directors, Executive Officers, Promoters and Control Persons” above;

—

each director and nominee for director;

—

each person who is known by us to own beneficially more than 5% of our outstanding common stock; and

—

all directors and executive officers as a group.

We determined beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days. Percentages are based on a total of 8,760,221 shares of common stock outstanding on September 2, 2005. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 2, 2005, are deemed outstanding for computing the percentage of the stockholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other stockholder.

Unless otherwise indicated, the address of each listed stockholder is c/o The Bluebook International Holding Company, 21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163.

Name of Beneficial Owner	Common Stock Number of Shares of Common Stock Beneficially Owned (1)		Percentage Ownership of Common Stock

Named Executive Officers and Directors

Mark A. Josipovich	638,255		7.29%
Daniel T. Josipovich	761,234		8.69%
Peter Johnson	0		0.00%
Brian C. Jones	0		0.00%
Paul D. Sheriff	0		0.00%
David M. Campatelli	0		0.00%

Five Percent Stockholders of Common Stock

Daniel E. Josipovich	3,543,000	(2)	40.44%
Dorothy E. Josipovich	3,543,000	(3)	40.44%
The Freedom Family, LLC	2,733,333	(4)	31.20%
Roaring Fork Capital SBIC, L.P.	840,000	(5)	9.44%
Eugene C. McColley	840,000	(6)	9.44%
Roaring Fork Capital Management LLC	840,000	(7)	9.44%
Ian P.Ellis	834,000	(8)	9.37%
MicroCapital LLC	834,000	(9)	9.37%
MicroCapital Fund L.P.	516,000	(10)	5.83%
Chris Albrick	418,074	(11)	4.77%

All Executive Officers and Directors as a Group (6 Persons)	1,399,489		15.98%

——————

(1)

Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them.

(2)

Daniel E. Josipovich beneficially owns an aggregate of 3,543,000 shares of common stock, consisting of 525,917 shares of common stock held in his name, 283,750 shares of common stock held in the name of Dorothy E. Josipovich and 2,733,333 shares of common stock owned by The Freedom Family, LLC. These shares collectively constitute 40.44% of the total number of shares of common stock currently issued and outstanding. Daniel E. Josipovich may be deemed to share beneficial ownership of the 283,750 shares of common stock held in the name of Dorothy E. Josipovich and the 2,733,333 shares of common stock owned by The Freedom Family, LLC, but hereby disclaims beneficial ownership of shares. The address of Daniel E. Josipovich is 21391 Avenida Manantial, Lake Forest, CA 92630.

(3)

Dorothy E. Josipovich beneficially owns an aggregate of 3,543,000 shares of common stock, consisting of 283,750 shares of common stock held in her name, 525,917 shares of common stock held in the name of Daniel E. Josipovich and 2,733,333 shares of common stock owned by The Freedom Family, LLC. These shares collectively constitute 40.44% of the total number of shares of common stock currently issued and outstanding. Dorothy E. Josipovich may be deemed to share beneficial ownership of the 525,917 shares of common stock held in the name of Daniel E. Josipovich and the 2,733,333 shares of common stock owned by The Freedom Family, LLC, but hereby disclaims beneficial ownership of such shares. The address of Dorothy Josipovich is 21391 Avenida Manantial, Lake Forest, CA 92630.

(4)

The address of The Freedom Family, LLC is 21391 Avenida Manantial, Lake Forest, CA 92630.

(5)

Includes stock underlying a warrant to purchase up to 140,000 shares of common stock at an exercise price of $1.31 per share. The address of Roaring Fork Capital SBIC, L.P. is 5310 DTC Parkway, Suite i, Greenwood Village, CO 80111.

(6)

Eugene M. McColley is the natural control person of Roaring Fork Capital Management, LLC, which is the general partner and investment advisor to Roaring Fork Capital SBIC, L.P. Roaring Fork Capital Management, LLC and Eugene M. McColley have investment power and voting control over the 840,000 shares of common stock held in the name of Roaring Form Capital SBIC, L.P., but each disclaims beneficial ownership of these securities. The 840,000 shares of common stock includes stock underlying warrants to purchase up to 140,000 shares of common stock at an exercise price of $1.31 per share. The address of Eugene C. McColley is 5310 DTC Parkway, Suite i, Greenwood Village, CO 80111.

(7)

Roaring Fork Capital Management, LLC is the general partner and investment advisor to Roaring Fork Capital SBIC, L.P. Roaring Fork Capital Management, LLC and Eugene M. McColley, the natural control person of Roaring Fork Capital Management, LLC, have investment power and voting control over the 840,000 shares of common stock held in the name of Roaring Form Capital SBIC, L.P., but each disclaims beneficial ownership of these securities. The 840,000 shares of common stock includes stock underlying warrants to purchase up to 140,000 shares of common stock at an exercise price of $1.31 per share. The address of Roaring Fork Capital Management, LLC is 5310 DTC Parkway, Suite i, Greenwood Village, CO 80111..

(8)

Ian P. Ellis is the natural control person of MicroCapital, LLC, which is the general partner and investment advisor to MicroCapital Fund L.P. and MicroCapital Fund Ltd. MicroCapital LLC and Ian P. Ellis have investment power and voting control over the 516,000 shares of common stock held in the name of MicroCapital Fund L.P. and the 318,000 shares of common stock held in the name of MicroCapital Fund Ltd, but each disclaims beneficial ownership of these securities. The 834,000 shares of common stock includes stock underlying warrants to purchase up to 139,000 shares of common stock at an exercise price of $1.31 per share. The address of Ian P. Ellis is 201 Post Street, Suite 1001, San Francisco, CA 94108. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund L.P. and MicroCapital Fund Ltd.

(9)

MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund L.P. and MicroCapital Fund Ltd. MicroCapital LLC and Ian P. Ellis, the natural control person of MicroCapital LLC, have investment power and voting control over the 516,000 shares of common stock held in the name of MicroCapital Fund L.P. and the 318,000 shares of common stock held in the name of MicroCapital Fund Ltd, but each disclaims beneficial ownership of these securities. The 834,000 shares of common stock includes stock underlying warrants to purchase up to 139,000 shares of common stock at an exercise price of $1.31 per share. The address of MircroCapital LLC is 201 Post Street, Suite 1001, San Francisco, CA 94108.

(10)

Includes stock underlying a warrant to purchase up to 86,000 shares of common stock at an exercise price of $1.31 per share. The address of MicroCapital Fund LP is 410 Jessie Street, Suite 1002, San Francisco, CA 94103.

(11)

The address of Chris Albrick is 25 Bridgeport, Dana Point, CA 92629.

DESCRIPTION OF SECURITIES

General

The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, all of which have been incorporated by reference or filed as exhibits to our registration statement of which this prospectus is a part.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of September 2 , 2005, 8,760,221 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. We have reserved 686,689 shares of common stock for issuance pursuant to warrants issued by the Company (including warrants registered for resale hereunder).

Common Stock

Each holder of common stock is entitled to one vote for each share held. Stockholders do not have the right to cumulate their votes in the election of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control the affairs of Bluebook Holding.

Holders of common stock are entitled to receive dividends on a pro rata basis upon declaration of dividends by the Board of Directors, provided that required dividends, if any, on the preferred stock have been provided for or paid. Dividends are payable only out of funds legally available for the payment of dividends.

Upon a liquidation, dissolution or winding up of Bluebook Holding, holders of our common stock will be entitled to a pro rata distribution of the assets of Bluebook, after payment of all amounts owed to Bluebook Holding’s creditors, and subject to any preferential amount payable to holders of preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or a takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Authorized and Unissued Preferred Stock.  Our Certificate of Incorporation provides for 5,000,000 authorized and unissued shares of preferred stock and authorizes the Board of Directors to issue one or more series of preferred stock and to establish the designations, powers, preferences and rights of each series of preferred stock, in accordance with the Delaware law. The existence of authorized and unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interests, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block that might undertake to support the position of the incumbent Board of Directors.

Special Meetings of Stockholders.  Our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders of Bluebook Holding may be called only by the Board of Directors of Bluebook Holding, the President or by holders of at least 10% of all shares entitled to vote at the meeting. This provision will render it more difficult for stockholders to take any action opposed by the Board of Directors.

Amendment of Bylaws.  Our Bylaws state that they may be altered, amended or repealed and new bylaws adopted by the Board of Directors. However, under Delaware law, any bylaw or amendment may be altered, amended or repealed by a vote of the stockholders entitled to vote on such bylaw or amendment, or a new bylaw may be adopted instead by the stockholders.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION OR SECURITIES ACT VIOLATIONS

Our Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of him having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

In addition, our Certificate of Incorporation provides that a director of the Company will not be liable to the Company for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, or (iv) an act related to an unlawful stock repurchase or dividend.

The selling stockholders are also required to indemnify our directors, officers and controlling persons to the extent permitted by applicable law from all losses generally arising from (i) such selling stockholder’s failure to comply with the prospectus delivery requirements of the Securities Act or (ii) any untrue statement of a material fact contained in this registration statement regarding such selling stockholder which was provided by such selling stockholder for use in the registration statement or was reviewed and approved by such selling stockholder for use in this registration statement.

The description above is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, By laws, and that certain Registration Right Agreement, between the Company and the selling stockholders, all of which have been incorporated by reference or filed as exhibits hereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bluebook pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We do not maintain any directors and officers liability insurance policy.

BUSINESS

General

We develop, market, and sell THE BLUEBOOK (book) and software solutions and information services to the insurance and related industries. Our software solutions and services automate, integrate, manage and quicken claims processing and communication among participants in claims handling and underwriting processes. Bluebook Holding conducts virtually all of its business through its wholly owned subsidiary, Bluebook International.

Our mailing address and executive offices are located at 21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163. Our telephone number is (949) 470-9534. Our corporate website is www.bluebook.net. Information contained on the website is not a part of this prospectus.

Background

Bluebook Holding was originally incorporated as Gama Computer Corporation in Delaware on December 18, 1997. Gama Computer Corporation was formed for the purpose of selling web site hosting, web site domain name registration and internet telecommunications services to Spanish speaking businesses and individuals in the southwestern United States, Mexico and other Central and South American countries.

Gama Computer Corporation had not realized any revenue from its initial business plan and had incurred a substantial working capital deficit. At that time, Gama Computer Corporation had nominal business activities and could be considered a “shell company”. Gama Computer Corporation entered into an Agreement and Plan of Merger, dated September 24, 2001 (the “Merger Agreement”) with Andrew Hromyk, its executive officer and majority stockholders, Bluebook Acquisitions Corp., a Nevada corporation and a wholly-owned subsidiary of Gama Computer Corporation (“Gama Sub”), Bluebook International, Inc., a Nevada corporation (“Target”), and Target’s stockholders, Mark A. Josipovich, Daniel T. Josipovich, Daniel E. Josipovich and Dorothy E. Josipovich (collectively, the “Target Stockholders”).

Target was incorporated in Nevada on December 5, 2000, succeeding operations that began in 1964 by Daniel E. Josipovich and Dorothy E. Josipovich, its sole proprietors, under the trade name “The Bluebook of Cleaning, Reconstruction and Repair Costs” and related names. Daniel E. and Dorothy E. Josipovich had sold all of the assets of their business, including the publication known as “The Bluebook of Cleaning, Reconstruction and Repair Costs,” a web-based version of the book known as “The Bluebook Estimating Systems Technology,” the software technology known as “B.E.S.T.Net” and the intellectual property, license agreements and goodwill associated with their business to Target on September 15, 2001.

The Merger Agreement provided for Gama Computer Corporation’s purchase from the Target Stockholders of all of the issued and outstanding capital stock of Target in exchange for the issuance of an aggregate of 32,700,000 shares of Gama Computer Corporation’s authorized but unissued common stock. As a result of the merger, Target merged with and into Gama Sub. Gama Sub survived the merger and changed its name to The Bluebook International, Inc., the entity we refer to in this prospectus as “Bluebook International.” Target’s Stockholders acquired an aggregate of 32,700,000 shares of Gama Computer Corporation’s common stock in exchange for all of the outstanding common stock of Target and Mr. Hromyk returned to treasury 19,200,000 shares of Gama Computer Corporation’s common stock. The shares of Gama Computer Corporation’s common stock acquired by the Target Stockholders represented approximately 84.4% of Gama Computer Corporation’s common stock issued and outstanding after the consummation of the exchange. The closing of the transaction was effective on October 1, 2001.

The merger allowed Target to become a wholly-owned subsidiary of Gama Computer Corporation, a publicly held shell company, without having to pursue the traditional registration process. From and after the closing of the merger, our principal asset became, and has continued to be, Bluebook International. On November 6, 2001, Gama Computer Corporation changed its name to The Bluebook International Holding Company.

Products and Services

The principal business of the Company has been developing and selling THE BLUEBOOK (The Bluebook of Cleaning, Reconstruction and Repair Costs) and B.E.S.T. (Bluebook Estimating Software Technology). THE BLUEBOOK is a book and is printed in both a desktop and pocket sized format. It contains average unit cost pricing information for residential structures and is utilized within the insurance, construction and related industries. In 1982, we introduced our estimating software program B.E.S.T. , which is a software format of THE BLUEBOOK and allows subscribers the option to retrieve unit cost pricing information to calculate repair and replacement cost estimates and to file claims electronically.

The Company is currently developing B.E.S.T.Net and B.E.S.T.Central, which are web-based cost estimation and claims management software solutions that are designed to assist in the facilitation of insurance claims information in a near paperless environment. Although the development of the Company’s B.E.S.T.Net Solution is substantially complete, the Company is currently working on the completion of B.E.S.T.Central and constructing a tie-in or interface between B.E.S.T.Net and B.E.S.T.Central ,as well as the integration of B.E.S.T.8 (as decribed below) into B.E.S.T.Central.

We believe our software solutions will help insurers mitigate losses and assist in the direct delivery of information to the required participants (e.g., adjusters, contractors, inspectors, attorneys, independent experts, etc.). Our solutions were designed to more accurately price, process and manage the underwriting and claims process.

Insurance underwriting and claims processing involves the collection, management, compliance, maintenance and storage of enormous volumes of information from a large number of internal and external sources across disconnected systems and lines of insurance (e.g. property, automotive, workers compensation, etc. ).

Information today must be, among other things, facilitated and physically reviewed, processed, copied and filed by many persons and entered into many systems requiring redundant, unnecessary tasks that contribute to inefficiencies and inaccuracies.

Insurance companies have many systems controlling insurance data in each of the many insurance lines that have, over the years, been technologically “bridged together.” Trying to install a solution that integrates through each of these systems, each designed for a specific work flow, and governed by a particular programming language, including outdated programming languages such as Cobal and Fortran, is a difficult task. Our solutions do not “install” inside this maze. Rather, we connect at the beginning where information starts and use the Internet to bypass internal workflow stoppages and technological break points. The Company presents solutions that are “ready” and packaged with standards that are already used and accepted by the insurance industry, including its proprietary database, and will allow us to deliver information with significantly reduced time and costs. Bluebook’s products were also designed for vendors and suppliers that participate in the claims process (e.g. contractors, inspectors, adjusters, attorneys, sub-contractors, call centers, agents, etc.). Existing systems still move data to and from point to point; however, with Bluebook’s software solutions, data and information are now highly accessible, delivered without significant delay, and managed throughout an entire process.

We believe that the future market for underwriting and claims management solutions will be lead by the providers of products that simplify the management of this process and significantly reduce risk associated with carrier non-compliance and underinsurance. Therefore, our initiatives are aimed at making it easier for among others, insurers, policyholders, adjusters and contractors to communicate and do business in a near-paperless environment.

We believe our principal software solutions will expand the size and scope of our target markets and enhance our revenue potential. Prior to our principal software solutions, THE BLUEBOOK (book) was the principle source of revenue for the Company. Unlike THE BLUEBOOK, our software solutions automate the delivery of claims estimates and other insurance claims information via the Internet. The expansion of our services from providing data in the form of a published book to providing data via our software products expands our target markets and opportunities to also sell to those clients that require an automated data delivery and claims information system either as an installed or a remotely accessed (via the Internet) software solution.

Users of our software solutions will need a standard Microsoft Windows operating software in order to be able to operate our software solutions. Our InsureBASE, B.E.S.T.7.5 , B.E.S.T.8, B.E.S.T.Central and B.E.S.T.Net software solutions, each as discussed below, require, at a minimum, the standard Microsoft Windows 98 SE (second edition) operating system (or a more updated version of this program) in order to operate. Each of these software solutions also requires access to the Internet and either Microsoft Internet Explorer 5.1 or Netscape version 4.0 (or a more updated version of either of these programs) in order to operate.

THE BLUEBOOK

Since 1964, THE BLUEBOOK has been a reference for the insurance, cleaning, construction, reconstruction, repair and service industries. THE BLUEBOOK contains average unit costs pricing for residential structures that is utilized specifically within the insurance, construction and related industries. It is printed in both a desktop and pocket sized format. THE BLUEBOOK is utilized by professionals in the insurance repair and related industries that create cost estimates for residential structures and light commercial structures. Light commercial structures are those structures that use many of the same materials that are used in residential construction, such as stores that make up a strip mall. THE BLUEBOOK is an annual publication that is updated annually in the paper format. We have printed approximately ten thousand copies of THE BLUEBOOK during each of the past four years. The retail cost of the desk edition 8.5” x 11” version is $89.95 and the retail cost of the pocket edition is $42.95. Both products are discounted for volume purchases of greater than 5 books.

B.E.S.T.7.5

B.E.S.T.7.5 is a stand alone, residential and light commercial estimating software solution for use on desktops, laptops, pen-based units and the Tablet PCs. B.E.S.T.7.5 is scalable for multi-user environments and contains Bluebook’s proprietary database, training tutorial and estimating engine. B.E.S.T.7.5 provides the estimator with automated industry specific tools, such as board feet calculators, roofing calculators, automated time and material calculators, to estimate repair cost of damage for various residential structures and light commercial structures. Light commercial structures are those structures that use many of the same materials that are used in residential construction, such as stores that make up a strip mall. The cost of our B.E.S.T.7.5 software solution can range from $1,595 to $2,495 per license with a 20% maintenance fee due annually. The Company released its B.E.S.T.7.5 software solution in the quarter ended June 30, 2005, and is currently marketing and selling this software solution. Fifteen licenses have been sold as of June 30, 2005.

B.E.S.T.8

The B.E.S.T.8 product is the Company’s Internet integrated release. B.E.S.T.8 is a stand alone estimating software solution that will be web enabled. B.E.S.T.8 users will have the capability to access the Internet for updates and upgrades and integration with the Company’s B.E.S.T.Net and B.E.S.T.Central software solutions, as described below. The plans are to complete this product in two phases. The first phase release will include enhancements of the estimating features of B.E.S.T.7.5, and it will allow for claims estimates and data to be delivered via the Internet using almost any email program without having the software installed. The first phase is expected to be released in the first quarter of 2006. The second phase release is being designed to include an enhanced and integrated web-based access and delivery system where vendors (e.g., contractors, estimators, independent adjustors, etc.) can access the solution via the Internet without having to install the solution on a local hard drive. B.E.S.T.8 will also use a synchronization technology to upload the estimate information for extraction into our software solutions B.E.S.T.Central or B.E.S.T.Net (described below). B.E.S.T.Central and B.E.S.T.Net are hosted on a server such that vendors with access to the Internet and valid access to these software solutions via a license through an insurance carrier, can access the estimates provided by B.E.S.T.8. Upon completion of the second phase, users of our B.E.S.T.8 software solution can choose to either use this integrated system, together with our B.E.S.T.Central and B.E.S.T.Net software solutions, or to install B.E.S.T.8 on their local hard drive and use it as a stand alone estimating software solution.

Like our B.E.S.T.7 software solution, the cost of our B.E.S.T.8 software solution can range from $1,595 to $2,495 per license with a 20% maintenance fee due annually.

With respect to both our B.E.S.T.7.5 and B.E.S.T.8 products, our customers purchase licenses to use our B.E.S.T.7.5 and/or B.E.S.T.8 software for one year from the date of purchase. Each year, our customers have the option to subscribe to a support contract whereby the Company provides product upgrades and pricing updates, including providing the customer access to certain technology updates to keep current with new Microsoft Windows required drivers. In addition to THE BLUEBOOK, B.E.S.T.7.5 and B.E.S.T.8, we offer the principal software solutions described below :

Labor and Materials Database

Bluebook has built a Labor, Material and Equipment database for the cleaning, repair and replacement of residential structures to include probable depreciation for many thousands of types of materials. This database is built into our software solutions and is used to estimate the cost of cleaning, repair and replacement of a residential structure including, in most cases, the average material depreciation.

B.E.S.T.Net and B.E.S.T.Central

B.E.S.T.Net and B.E.S.T.Central are web-based cost estimation and claims management software solutions that are designed to assist in the facilitation of insurance claims information in a near paperless environment. The Company has substantially completed its development of B.E.S.T.Net and is currently working on the completion of B.E.S.T.Central and constructing a tie-in or interface between B.E.S.T.Net and B.E.S.T.Central as well as the integration of B.E.S.T.8 into B.E.S.T.Central. The Company is also currently constructing an enhanced interface between B.E.S.T.Central and the tie-in with B.E.S.T.7.5.

B.E.S.T.Net delivers insurance claims electronically to adjusters and insurer selected claims professionals. It centralizes claims information for easy access via the web in a standard file format that can be utilized across multiple platforms. B.E.S.T.Net integrates with B.E.S.T.Central and delivers and manages claims information electronically via the web to claims professionals who are authorized to do the work and finalize the claim. B.E.S.T.Net and B.E.S.T.Central were designed to provide the insurer and the vendor (e.g., contractor, subcontractor, estimator, independent adjuster, etc.) with the ability to access, edit and assign insurance claims electronically in order to reduce the amount of paper intensive processing and delays in the delivery of information to required participants in the claims process.

B.E.S.T.Net, and B.E.S.T.Central will each be sold on a case by case basis and priced based on a number factors, including the following: volume, term of commitment, service levels required or purchased, amount of information purchased, number of features or modules purchased, area of the country where support would be administered, training requirements, costs of selected maintenance level agreement, deployment and setup costs.

InsureBASE

In the quarter ended June 30, 2005, the Company achieved its first delivery of its updated Internet based software solution for business, InsureBASE.

InsureBASE is an automated residential property information solution that provides a replacement cost for a residence within seconds, along with its current market valuation, property characteristics, and an array of neighborhood and other underwriting information .. InsureBASE is different from other general appraisal software because it provides information in an automated format in the following four categories: replacement cost calculation, assessment and financing history, current market value, as well as information on comparable neighboring properties.   The information untilized by InsureBASE is compiled using THE BLUEBOOK database to estimate the replacement cost of a residential structure less the cost of the land to help insurers and homeowners calculate the replacement cost of a single family structure. The Company has been compiling THE BLUEBOOK database for over forty years from various external data providers and through feedback from the users of THE BLUEBOOK. In addition, we have automated much of our data aggregation process through the development of DataCentral, which is the automated data collection hub of our InsureBASE software solution. Data Central allows us to significantly reduce the amount of manual effort and costs typically associated with collecting and maintaining the property replacement database by automating many of the processes.

The information utilized by InsureBASE is also compiled using the public data records of First American Real Estate Solutions Company (NYSE: FAF) or “First American”, with whom we have partnered. For a discussion of our agreement with First Real Estate Solutions Company see the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Commitments and Contingencies – Joint License & Revenue Share Program.” The public data records of First American Real Estate Solutions Company include financing history, assessment, current market value and neighborhood comparables. We combine the information provided through First American’s public data records with our replacement cost data from the THE BLUEBOOK database to produce a replacement cost calculation for a residential structure excluding the land. This replacement cost calculation is used by insurers, agents, adjuster and others in the insurance industry to valuate a residential structures replacement cost for insurance purposes.

By automating the entry of data fields (e.g., number of bedrooms, bathrooms, square feet, number of stories, etc.) this system can calculate replacement cost for residential properties throughout the United States. InsureBASE is delivered via the Internet to insurers, adjusters, agents and other related insurance professionals involved in the insurance claims and underwriting process. We believe that this product can minimize underinsurance and reduce liability by insuring residential properties to proper insurance levels covering the insured in the event of a total loss.

ERC reports and LeadBASE reports are the output reports for the InsureBASE software solution.  An ERC value is a field contained in the ETC report. The minimum transaction fee for an ERC value is $1.00. The minimum transaction fee for an LeadBASE report is $5.50. The Company completed development of InsureBASE in November of 2004 and is currently marketing and selling the solution. InsureBASE is sold on a case by case basis and priced based on the same factors discussed above under B.E.S.T.Net and B.E.S.T.Central. In the six months ended June 30, 2005, the Company recognized $53,097 in revenue for the delivery of data through the InsureBASE software solution.

Insure To Value

In the quarter ended June 30, 2005, the Company completed development of its Internet based consumer software solution, Insure to Value.

Insure to Value uses the same software and database as InsureBASE, however, it does not include the automation of data fields. Insure to Value can generate a replacement cost . H owever, the general property information (e.g., number of bedrooms, bathrooms, square feet, number of stories, etc.) has to be entered manually by the user. We began marketing and delivery of the Insure to Value software solution in the third quarter of 2005. Every time a customer uses Insure to Valve, they incur a transaction fee that can range from $15.95 to $19.95.

B.E.S.T.HIU (Home Inspection Underwriting)

B.E.S.T. HIU is a comprehensive, automated solution that was developed to incorporate the functionality required by insurers to easily dispatch and deliver electronic inspection information and to monitor and manage, through the use of generic mobile devices (such as the Tablet PC) , the inspection process in the field from the office, as well as the underwriting process in the office (including the automated Replacement Cost Calculations delivered from InsureBASE) from the field. B.E.S.T.HIU is the technology that allows InsureBASE to deliver an assignment electronically to various generic mobile devices and in this manner extends the capabilities of InsureBASE. B.E.S.T.HIU is complete and currently being marketed and sold. B.E.S.T. HIU is sold on a case by case basis and priced on the same factors discussed above under B.E.S.T.Net and B.E.S.T.Central.

Strategic Partners

We work with the industry-leading companies described below to facilitate the development and marketing strategy of our technologies, products and services. To our knowledge, with respect to each of our partners, we are currently the only partner they have that provides software solutions for underwriting, claims facilitation, management, auditing and estimating. Other than with Microsoft and First American, we have not entered into any formal written agreements with our authorized partners.

Microsoft

We are part of a Microsoft initiative in the financial services industry called the Insurance Value Chain, or IVC. We are also a Microsoft Certified Partner which requires the company to have qualified personnel with certain credentials from Microsoft in the installation, use and training of their solutions. The IVC is being marketed and promoted through Microsoft and its community of partners that work today with the insurance industry. The IVC was developed by Microsoft as part of a plan to deliver integrated insurance solutions to the insurance industry. The IVC technologies intend to deliver scalable, enterprise-level, ready software solutions that significantly reduce the time it takes to implement solutions in the insurance industry thereby producing faster return on insurer investment and provide alternative solutions for existing in-place technology that, often limits modernization. Other partners of the value chain include: EDS, Avenade, Hewlett Packard and other Microsoft partners and invited participants that play an active role in the deployment, implementation, integration and support of IVC partner products and services. We are the only company in the IVC to provide software solutions for underwriting, claims facilitation, management, auditing and estimating. We entered into a royalty license and distribution agreement with Microsoft pursuant to which we may integrate and redistribute Microsoft products with our solutions. We are not required to and do not pay any fees to Microsoft in order to participate in the IVC.

First American Real Estate Solutions Company

Basis100 Corporation (acquired by the First American Real Estate Solutions, L.P.) and Bluebook jointly launched the original version InsureBASE in late 2003, a software solution that integrates with Bluebook’s replacement cost calculator and Basis100’s automated property valuation technology, or AVM. After the acquisition of Basis100 Corporation by First American, the original InsureBASE software solution had to be updated to incorporate the policies and data structures of the First American, of which the Basis 100 database was a subset. We entered into a new joint license and revenue shares agreement with First American. For a discussion of the terms of our agreement with First Real Estate Solutions Company see the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Commitments and Contingencies – Joint License & Revenue Share Program.” In the quarter ended June 30, 2005, we achieved our first delivery of our updated InsureBASE software solution.

Intuit

Our B.E.S.T.7.5 field estimating software integrates with Intuit’s Quickbooks accounting software program. We are one of Intuit’s partners in the construction and insurance industries. We are not required to pay any fees or any part of our proceeds from the sale of our software solution to Intuit.

Server Capacity

Our software solutions are mostly internet based and provide customers with the ability to access and process information over the internet. In order to ensure that our server capacity is sufficient to handle the flow of traffic generated by the sales of our software solutions, prior to deployment of any new client contracts, we analyze the necessary bandwidth and hardware needed to properly deploy the new client and its user base. If necessary, we add the appropriate amount of hardware and bandwidth for each new customer prior to deploying. In this way, we have the proper amount of equipment and bandwidth for successful deployments.

Security Measures

Several of our software solutions are designed to maintain and manage customers’ information so that it is accessible over the Internet. The Company has taken the safety measures described below to ensure that customers’ information is kept secure and is not accessible by non-related parties:

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We have 128 bit encryption of our customer information and other data.

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Dual firewalls have been set in place to help prevent unauthorized access to customer information and other data.

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Our data sits on a separate server than the application accessed by our customers to retrieve data.

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No downloads from our server that are over 1 megabyte are permitted.

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At any one time, only two persons have access to our data with a sign in and sign out sheet including a log-in security password.

Distribution

We market and sell THE BLUEBOOK and B.E.S.T.7.5 products primarily through the mail, conventions and the Internet using the interactive sales tool on Microsoft’s terminal services solution. We market and sell to vendors in the insurance, construction and related markets (e.g., independent adjusters, appraisers, inspectors and repair service providers) and others that may be involved in the restoration, repair or replacement of a residential structure, including, contents replacement, business interruption, additional living expenses and temporary housing. We target these clients via mail lists purchased by the Company or provided by insurance carriers, clients and customers. Microsoft’s terminal services solution, the Windows Terminal Server, enhances our ability to demonstrate the capabilities of our software solutions without actual installation of the software solutions. When users run an application on the Windows Terminal Server, the application execution takes place on our server, and only keyboard, mouse and display information is transmitted over the network.

B.E.S.T.Central and B.E.S.T.Net will be sold by direct, on-site demonstrations or by authorized partners and resellers, which include any persons or entities, such as book stores or industry specific retailers, who agree to sell our products. Other than with First American and Microsoft, we have not entered into any formal written agreements with our authorized partners or resellers. Permission for on-site demonstrations comes with an invitation from the potential client either by phone or on-site. If the client grants permission for an on-site demonstration or a live demonstration via the internet, the sales representative provides a web site address where the potential client can view the software. The process for the delivery of these software solutions usually requires a demonstration and a response to a Request for Proposal. A Request for Proposal is a questionnaire that a potential client or managing organization provides to a select group of vendors questioning each vendor as to the specific capabilities of such vendor’s solutions and whether such solutions provide the capabilities the client requires. Potential clients may also require a Proof of Concept, which entails the use of the software solution by a much smaller group of potential client users such that the users can test the software solution and validate its capabilities or shortfalls.

Independent vendors such as policyholders, contractors and sub-contractors who desire to utilize B.E.S.T.Central and B.E.S.T.Net to electronically receive assignments, will be able to purchase a compatible license to B.E.S.T.Central or use a portal connection or an integrated version of the installed B.E.S.T.8 software. Customers of B.E.S.T.Central and B.E.S.T.Net may also elect to send assignments via email to independent vendors who do not purchase a compatible license to use the software. While customers of BESTNet and BESTCentral can receive assignments via the Internet, those who do not purchase a compatible license will not be able to directly participate or be knowledgeable of the claims process on a real time basis.

Currently users of our B.E.S.T.7.5 software that have an Internet connection receive software updates and upgrades over the Internet using an “automatic update” feature included in the software. Users who do not have an Internet connection, or do not wish to receive updates via the Internet, receive updates quarterly by delivery of a compact diskette or DVD as long as they remain on the upgrade plan. We plan to continue to sell and deliver software updates and upgrades using the Internet or by delivery of a compact diskette or DVD. Even though our BE.S.T.Net and B.E.S.T.Central software solutions are web based, these software solutions will also require updates and upgrades because they are distributed to our customers via a separate install on the Company’s local servers. Users of these software solutions can choose to receive updates and upgrades over the Internet. However, a customer may not wish to have the upgrades installed for purposes of maintaining consistency and control.

THE BLUEBOOK and our software solutions are sold throughout the United States and Canada. The Company has built thousands of variance tables that cover most cities across the United States and Canada and identity differences in labor, material and equipment costs. Each such variance table contains a multitude of data elements that have been researched over the past forty years. Data elements are factors that affect the labor, material and equipment costs in the variance tables. Through the use of these variance tables, we are able to extract pricing information that accounts for the locality differences in repair and supply cost.

Customers

Our existing base of users of THE BLUEBOOK includes thousands of insurance companies, contractors and service providers. We continue our sales of THE BLUEBOOK and also have several hundred installations of our B.E.S.T.7 and new 7.5 version estimating software solution. We have two customers of InsureBASE and expect to demonstrate, test and sell B.E.S.T.Net and B.E.S.T.Central to our existing and new client base through direct sales and our strategic partners.

We expect these arrangements to lead to licensing of our software solutions. We are in discussions or have signed proof of concept agreements with several insurance carriers and providers for the use of InsureBASE, B.E.S.T.7.5, B.E.S.T.Net or B.E.S.T.Central products. Although our revenues are currently not concentrated among a relatively small number of customers, we expect that a significant portion of our future revenues coming from sales of our new products, Insure to Value, InsureBASE, B.E.S.T.Net and B.E.S.T.Central, will come from a relatively smaller number of customers. Therefore, in the future, the loss of any one significant customer, or a decrease in the level of sales to any one significant customer, could harm our financial condition and results of operations.

Development of Products

The industry in which we compete is subject to rapid technological developments, evolving industry standards, changes in customer requirements and new product introductions. As a result, our success depends, in part, on our ability to continue to enhance our existing software solutions and to develop and introduce new software solutions that improve performance and reduce total cost associated with the insurance claim process. We have invested significantly in product development. We continue to enhance and extend our products and to increase the efficiency, performance and management capabilities of our data, estimating, underwriting and claims management solutions.

The Company has built thousands of variance tables that cover most cities across the United States and Canada containing a multitude of data elements that have been researched over the past forty years. The Company has automated access to many of the data elements. Information for other data elements are gathered from phone research and feedback from our users.

For the years ended December 31, 2004 and December 31, 2003, we spent approximately $554,000 and $809,000 in development of our products, respectively. Of this amount, $375,923 for the year ended December 31, 2004 and $403,644 for the year ended December 31, 2003 of these expenditures were expensed as the products have not reached technological feasibility as required by S.F.A.S. No. 86. Funds for these investments came from revenues from operations, loans from officers and investors and a private placement of our common stock. These costs were primarily for the development of our B.E.S.T.7, B.E.S.T.8, B.E.S.T.Net, B.E.S.T.Central and InsureBASE products. We expect to maintain our high level of investment in development of products. Once the development of B.E.S.T.Net and B.E.S.T.Central is complete, we expect our development costs to decrease.

Competition

There are several cost guides published for the industry that are utilized by the insurance and construction professionals. Our primary competition for THE BLUEBOOK is from RS Means Engineering, Marshall and Swift and the Craftsman Book Company.

The competitive business conditions in the industry are due to limitations of the market size, the costs the market is willing to bear and the speed at which the user needs updated pricing data.  Many companies, including Bluebook, are moving towards providing their data online in order to provide more current pricing data to users.

We believe our primary competition for our software solutions is from Xactware, Inc., Marshall & Swift and Simsol Software, Inc. As the market for our software solutions evolves, additional technologies may become available for estimating, underwriting, and claims management and processing. Software companies, insurance companies or other companies may develop competitive products. To the extent that these products provide the ability to integrate information from, among other participants, the agent, insurer, administrator, vendor and supplier into the end-to-end process, they may compete with our current and future products. We believe the competitive factors in this market include product performance and features, product reliability, price, ability to meet delivery schedules, customer support and technical support.

Although we have an advantage over our competitors by having access to our proprietary data and processes, some of our competitors have significantly greater human and financial resources. As a result, these competitors could adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products. These advantages could allow them to respond more quickly to changes in customer and market requirements. In addition, some of our competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional products from us. These competitors may also be able to persuade our customers to replace our products with their products. Increased competition may result in reduced product prices, lower gross margins, reduced profitability and reduced market share. There can also be no assurance that we will be able to compete successfully against current or future competitors or that current or future competitive pressures will not materially harm our business. See “Risk Factors” beginning on page 3.

Intellectual Property and Royalties

We rely on a combination of trademarks, copyrights and trade secrets that we have used, in some cases, for over forty years. We also rely on confidentiality agreements and other contractual restrictions with employees and third parties to establish and protect our proprietary rights. Despite these precautions, the measures we undertake may not prevent infringement of our proprietary technology and data. These measures may not preclude competitors from independently developing products with functionality or features similar to our products. We currently do not hold any patents for our software products.

We may receive in the future notice of claims of infringement of other parties’ proprietary rights. Infringement or other claims could be asserted against us in the future, and it is possible that past or future assertions could harm our operations and financial condition. Any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements may require us to license back our technology or may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business. See “Risk Factors” beginning on page 3.

As part of the Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, we are obligated to pay a royalty to Daniel E. Josipovich and Dorothy E. Josipovich, co-founders of our business, in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by us, less any returns, rebates, discounts, allowances rejections and credits, and less the actual out-of-pocket costs and expenses incurred, other than depreciation, reserves, taxes, interest and extraordinary expenses. The royalty is to be paid in perpetuity. As of December 31, 2004, under the above definition, we had negative net revenue, therefore no royalty expenses were accrued.

Bluebook for Adjusters & Contractors, DeeJay Adjusting and Bluebook of Cleaning, Reconstruction and Repair Costs (including logos) are our trademarks. We further claim trademarks for B.E.S.T., B.E.S.T.Net, Insure to Value, InsureBASE and B.E.S.T.Central. We also own the following copyrights:

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Adjuster/Contractor Bluebook Southern California Edition, (C) 1979;

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“New” Bluebook for Adjusters & Contractors, (C) 1981;

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The Bluebook for Agents, Adjusters and Contractors, (C) 1981, 1984;

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Bluebook Estimating Systems Technology, (C) 1982;

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The Bluebook of Cleaning, Reconstruction and Repair Costs, (C) 1989, 1997, 1999; and

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The Bluebook of Cleaning, Reconstruction and Repair Costs, Pocket Editions, (C) 1989, 1999, 2000, 2001, 2002, 2003 and 2004.

Employees

As of September 2, 2005, we had nine full-time employees and one part-time employee .. No employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with employees to be good. Competition for technical employees in the software industry continues to be significant. We believe that our success depends, in part, on our ability to hire, assimilate and retain qualified personnel. We cannot assure you that we will continue to be successful at hiring, assimilating and retaining employees in the future.

Executive Officers

The following table sets forth information regarding our executive officers as of September 2 , 2005:

Name	Age	Position	Director Since

Mark A. Josipovich	38	Chairman of the Board, Chief Executive Officer, President, and Treasurer	2001

Daniel T. Josipovich	39	Chief Operating Officer and Director	2001

Peter Johnson	39	Chief Technology Officer	N/A

Brian C. Jones	46	Vice President — Insurance Solutions	N/A

Mark A. Josipovich is our Chairman of the Board, Chief Executive Officer, President, and Treasurer. His responsibilities include guiding the business through strategic milestones to ensure focus and conformity. He also assists in the negotiation of contractual agreements; supporting the sales operation by assisting in the pre-sale process; coordinating and preparing proposals; and performing ancillary administrative functions. Over the past 16 years, Mark has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development. Mark A. Josipovich has been the President and Chief Executive Officer of the Company since October 1, 2001. Prior to that, he was the Executive Vice President of the Company.

Daniel T. Josipovich, our Chief Operating Officer and Director, designed, directed and managed development of Bluebook’s most innovative products for the past 22 years. He is also directly involved in marketing. Daniel has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development. Daniel T. Josipovich has been the Chief Operating Officer of the Company since October 2001. Prior to that, he was with the Director of Technology of the Company.

Peter Johnson has been the Chief Technology Officer of the Company since he was hired in September 2004. From November 2003 to September 2004, Mr. Johnson was the SharePoint 2003 practice leader as well as Project Management lead for Neudesic LLC, an information technology consulting company. SharePoint 2003 is a communication software product developed by Microsoft to share information within a company. Prior to working with Neudesic, from August 2000 to November 2003, Mr. Johnson served as the Director of Technology for Cotelligent Inc. , a software consulting company, where he was in charge of development staffs throughout the country.

Brian C. Jones has been the Vice President - Insurance Solutions of the Company since January 2002. From 1999 to 2002, Mr. Jones was the Chief Claims Officer for Kemper Home & Automotive. While at Kemper Home & Automotive, Mr. Jones introduced a 24/7 call center for loss reporting and several claim distribution processes that required system integrations. He was also responsible for underwriting operations for California, Florida and Pennsylvania and coordinated marketing activities with the traditional agency based personal lines business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and supplementary data referred to in this prospectus.

This discussion contains forward-looking statements that involve risks and uncertainties. Such statements, which include statements concerning future revenue sources and concentration, selling, general and administrative expenses, research and development expenses, capital resources and additional financings, are subject to risks and uncertainties, including, but not limited to, those discussed in this prospectus under “Risk Factors,” that could cause actual results to differ materially from those projected. The forward-looking statements set forth in this prospectus are as of September 2, 2005, and we undertake no duty to update this information. See “Cautionary Statement About Forward-Looking Information” on page 6 of this prospectus.

Overview

We provide proprietary data, software solutions and services that help automate, integrate, manage and quicken the underwriting and claims process. Our underwriting solutions with integrated Bluebook and First American data (as described below) , provide for validation and automation of structure replacement costs for quoting homeowner insurance premiums in significantly less time than is common today. These products give insurance writers greater automation and extend premium quoting and policy fulfillment through new and existing channels (e.g., banks, mortgage companies, agents, etc.) allowing them to more easily and cost efficiently reach consumers who need insurance. Our claims solutions deliver paperless claims information to insurance personnel and directly to the outside service vendors (e.g., contractors, inspectors, adjusters, repair professionals, among others) through our integrated software solutions. Our claims solutions provide the insurance carrier with the ability to electronically track and manage claims from the first report through its completion.

Our claims solutions deliver paperless claims information to insurance personnel and directly to the outside service vendors (e.g., contractors, inspectors, adjusters, repair professionals, among others) through our integrated software solutions. Our claims solutions provide the insurance carrier with the ability to electronically track and manage claims from the first report through its completion.

The Company's independent auditors have raised doubts regarding the ability of the Company to remain as a going concern. The Company has a net loss of $1,298,604 and a negative cash flow from operations of $1,467,089 for the six months ended June 30, 2005 and has a net working capital deficiency of $1,464,660 and a stockholders' equity deficiency of $614,028 as of June 30, 2005. In addition, the Company's revenues have declined by approximately $45,300 for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital or debt, it would be unlikely for the Company to continue as a going concern.

The Company's operating cash flows for the six months ended June 30, 2005 were funded primarily through cash existing at December 31, 2004. The Company believes it has sufficient cash to meet its immediate working capital requirements while additional operations and development funds will be sought from loans from officers or principal stockholders of the Company and third party financing.

The Company has recently taken steps to improve liquidity, including seeking additional funding and deferment of a portion of the salaries of its Chief Executive Officer and Chief Operating Officer, and the consulting fees of Daniel E. Josipovich, the father of the Company’s executive officers Mark A. Josipovich and Daniel T. Josipovich. If the Company is not successful in raising additional capital, it will further reduce operating expenses through headcount reductions and modify its business model and strategy to accommodate licensing of its software solutions and databases on unfavorable terms. Further, the Company will continue sales of THE BLUEBOOK and delivery of the B.E.S.T. 7.5 software solution and newer InsureBASE and Insured to Value software solutions. The Company does not expect any significant impact on its sales of THE BLUEBOOK, B.E.S.T. 7.5 and InsureBASE software solutions from such restructurings; however, they may adversely affect the development of any new software solutions. The Company believes the change in product focus, from delivery of software solutions on disk to the delivery of web-based software solutions, will result in future increases in sales over those of prior years.

Sources of Revenue

We generate revenue by sales of THE BLUEBOOK handbook and software estimating solutions. We also generate revenue each time a claim or underwriting (premium replacement cost) transaction is processed through our Insure to Value and InsureBASE software solutions. We provide our own replacement cost data and also integrate data provided by vendors in order to provide additional services or automation that is often requested as part of the underwriting process (e.g., homeowner related hazard data, credit, general public data). When outside data sources are utilized, we are obligated to share our revenues with these providers as well as with our larger distribution channel partners, which reduces the percentage of revenues we recognize from each data record delivered. Currently we have entered into one such arrangement with First American, which will be on an ongoing basis beginning in the third quarter of 2005. First American receives 40% of the gross sales revenues when the Company sells our InsureBASE product, which utilizes First American’s database. Alternatively, the Company receives 40% of the gross sales revenues when First American makes a sale of any of their products that utilizes THE BLUEBOOK database elements. We plan to increase the number of transactions that are processed through similar agreements that integrate our software solution s into large distribution channels and insurance carrier and agency management systems. In addition, the Company expects to generate revenue from the delivery of its B.E.S.T.Net and B.E.S.T.Central software solutions, once they become marketable.

Outlook for Our Business

Our revenue growth has been and will continue to be dependent on our ability to increase the number of licences that are delivered and transactions that are processed through our software solutions and our ability to expand the data services we provide to the insurance and related industries. We have recently added six new sales and marketing professionals, signed recent contracts with insurance carriers and completed a joint revenue and share agreement for InsureBASE with the First American Real Estate Solutions Company (FAF:NYSE). We believe these efforts will increase the number of transactions that are processed through our software solutions. Our ability to continue this growth will depend on our ability to sell our technologies and data to insurance carriers, repair professionals and larger distribution networks that will deliver our software solutions ..

In addition, we have automated much of our data aggregation process through the development of DataCentral, which is the automated data collection hub of our InsureBASE software solution. Data Central allows us to significantly reduce the amount of manual effort and costs typically associated with collecting and maintaining the property replacement database by automating many of the processes. We enhanced the size of the InsureBASE property database to nearly 70 million accessible records by combining Bluebook data with access to external data providers through Data Central. We continue to work with several other national data providers for joint distribution opportunities within the insurance, mortgage and banking industries.

We believe this strategy of centralizing, automating and bringing online the full capabilities of our data and integrating it with our InsureBASE, Insure to Value and claims solutions, B.E.S.T.Net and B.E.S.T.Central, will expand our markets and increase utilization of our software solutions. Our target market and opportunities will be expanded to include those clients that require an automated delivery and claims information system. We believe our Internet deliverable and accessible solutions will allow customers easier and more immediate access to replacement cost information.

Operating Expenses

Our personnel expenses are our largest expense and consist of salaries, commissions, benefit plans and other payroll related costs. Our consultants and personnel increased from 11 to 21 during the first quarter of 2005. We intend to hire additional personnel primarily in the areas of sales and marketing, administrative and development to support our anticipated growth and to acquire additional market share and penetration.

Software Solutions and Development Costs

Software Solutions and development costs consist of salaries and other costs of employment of our software solutions development staff as well as outside consultants .. We plan to increase the number of personnel and consultants who are working to enhance and fully integrate our claims and underwriting software solutions in order to provide increased deliverability and simplified access to our current software solutions and data .. We expect this increase in personnel and consultants will result in an increase in our research and development expenses. We estimate that we will generate meaningful revenue from our research and development efforts relating to our claims and underwriting software solutions in the second half of 2005.

Recent Events

In March of 2005, the Company reviewed its capitalized Software Development Costs related to its B.E.S.T.Net and B.E.S.T.Central software products that were capitalized during 2002 to 2004. The Company determined that some of these costs previously capitalized did not meet the requirements for capitalization as they were incurred before the software product had reached technological feasibility as required by S.F.A.S. No. 86, as the prototypes were not tested until February 2003. This fact was not known at the time of capitalization, and upon a closer review, the changes have been accounted for as a restatement of the prior periods. The effect of this restatement in 2003 and prior consolidated financial statements is as follows:

	As previously reported December 31, 2002	Restated	As previously reported December 31, 2003	Restated
Software solution development costs	$3,156,856	$385,431	$3,777,200	$602,130
Net loss	1,003,938	3,775,365	1,560,129	1,963,771
Net loss per share, basic and diluted	0.57	2.16	1.09	1.37
Accumulated deficit	1,591,151	4,362,578	3,151,280	6,326,349

On June 10, 2005 the Company entered into a loan agreement with Daniel E. and Dorothy Josipovich, the parents  of the Company's executive officers Mark A. Josipovich and Daniel T. Josipovich, in the amount of $110,000 due and payable on September 15, 2005. The loan bears an interest rate of eight percent (8%) per annum and the one time payment of a five percent (5%) loan fee equal to $5,500. The loan is secured by all of the Company's properties and assets. The loan requires that we comply with certain covenants, including preserving our corporate existence, maintaining all rights and permits, complying with all applicable laws, and maintaining our properties used or useful in our business.

Results of Operation

Comparison of six months ended June 30, 2005 to six months ended June 30, 2004

Revenues. Our revenues are derived primarily from sales of our B.E.S.T. software solutions and THE BLUEBOOK. Net revenues for the six months ended June 30, 2005 decreased by $45,297 or 11% to $357,823 compared with net revenues of $403,120 for the six months ended June 30, 2004. The decrease in revenue was due to the release of B.E.S.T.7.5 which occurred early in the second quarter of 2005 resulting in a longer period of evaluation by potential customers. We expect revenue to increase in the third quarter as we continue to deliver our InsureBASE software solution and commence delivery of our Insured to Value software solution to customers and continue sales of THE BLUEBOOK and our B.E.S.T.7.5 software solution.

Operating Expenses. Selling, general and administrative expenses increased by $884,278 or 129% to $1,570,224 for the six months ended June 30, 2005 compared to $685,946 for the six months ended June 30, 2004. The increase was related to increased professional service and consulting fees the Company incurred in the preparation of a registration statement covering certain unregistered common stock currently outstanding.

Software solution development costs was zero for the six months ended June 30, 2005, compared to $186,672 for the six months ended June 30, 2004. The company is currently not in the process of developing products, but is focused on bringing to market the Insure to Value and B.E.S.T.Net products.

Depreciation and amortization expense was $71,330 for the six months ended June 30, 2005, a decrease of $31,051 or 30% from $102,381 for the six months ended June 30, 2004. The decrease was primarily due to a change in the estimated useful life of our B.E.S.T.7 software solution and that some assets have been fully depreciated. Previously, the net book value of B.E.S.T.7 pertaining to the database was amortized over 24 months and the net book value of B.E.S.T.7 pertaining to the software solution was amortized over 9 months. In December 2004, the Company decided to change the estimated life of B.E.S.T. 7 such that as of January 1, 2004, the net book value of B.E.S.T.7 pertaining to the database is amortized over 30 months and the net book value of B.E.S.T.7 pertaining to the software solution is amortized over 15 months. For the remainder of 2005, we expect our depreciation and amortization to increase as a result of amortization of our software solutions InsureBASE, Insure to Value, which began depreciating in the second quarter ended June 30, 2005, and B.E.S.T.Net and B.E.S.T. Central, which we anticipate will start their depreciable life in the fourth quarter of 2005.

Interest Expense. Interest expense was $14,073 for the six months ended June 30, 2005 or a decrease of $3,925 from interest expense of $17,998 for the six months ended June 30, 2004. The decline is the result of lower average balances for loans to related parties for the six months ended June 30, 2005 as related to the same period for 2004.

Net Loss. For the six months ended June 30, 2005, we had a net loss of $1,298,604 or $0.15 per share, compared with a net loss of $590,677 or $0.39 per share for the six months ended June 30, 2004. The increase in net loss for the six months ended June 30, 2005 is primarily attributable to increased selling, general administrative expenses.

Comparison of year ended December 31, 2004 to year ended December 31, 2003

Revenues.  Our revenues are derived primarily from sales of our B.E.S.T. software solutions and the Bluebook handbook. Net revenues for the year ended December 31, 2004 were $569,514, a decrease of $136,143 or 19% compared with net revenues of $705,657 for the year ended December 31, 2003. Revenue from sales of B.E.S.T software solutions was $412,680 for the fiscal year ended 2004 as compared to $527,392 for the year ending 2003, a decrease of $114,712 or 22%. Revenue from sales of THE BLUEBOOK handbook was $144,234 for the year ended 2004 as compared to $166,548 for the year ended 2003, a decrease of $22,314 or 13%. These decreases were the result of the Company’s limited cash for marketing as the Company’s focus was on the migration from traditional publishing and mail delivery process to a per transaction and online product delivery.

In 2004, we spent $20,326 in marketing expenses compared to $56,354 in 2003.

During the fiscal year 2004, the Company moved the databases for each of its Insure to Value, InsureBASE and B.E.S.T.Net software solutions online. Our B.E.S.T.Central database is currently not publicly online. The Company is working on the completion of its B.E.S.T.Central software solution, which needs to be customized to the technical specifications of our prospective customers. We expect that this customization will require approximately an additional $70,000 to complete.

Historically, sales of THE BLUEBOOK handbook and our B.E.S.T. estimating software solution were the principal sources of our revenues.  However, we expect revenues from our new software solutions, Insure to Value, InsureBASE, B.E.S.T.Net and B.E.S.T.Central, to become the principal sources of our total revenue.

Although our revenues are currently not concentrated among a relatively small number of customers, we expect that a significant portion of our future revenues coming from sales of our new software solutions, Insure to Value, InsureBASE, B.E.S.T.Net and B.E.S.T.Central, will come from a relatively smaller number of customers. Therefore, in the future, the loss of any one significant customer, or a decrease in the level of sales to any one significant customer, could harm our financial condition and results of operations.

Operating Expenses.  Selling, general and administrative expenses for the year ended December 31, 2004 were $1,915,768, a decrease of $87,416 or 4% compared to $2,003,184 for the year ended December 31, 2003. Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in marketing and sales, corporate executives, professional fees, corporate legal expenses, other corporate expenses and facilities expenses. The decrease in selling, general and administrative expenses was primarily due to a decrease in legal and consulting fees, including a decrease in audit fees. We believe that continued investment in sales and marketing is critical to the success of our strategy to expand relationships with our strategic partners and existing base of users of our products, including insurance companies, contractors and service providers to the insurance and related industries. We currently anticipate that selling, general and administrative expenses in fiscal year 2005 will increase.

Software solution development costs were $375,923 for the year ended December 31, 2004, a decrease of $27,721 or 7% compared to $403,604 for the year ended December 31, 2003. Our software solution development costs decreased because we did not develop any new products in fiscal year 2004.

Depreciation and amortization was $140,702 for the year ended December 31, 2004, a decrease of $107,218 or 43% compared to $247,920 for the year ended December 31, 2003.  The decrease was primarily due to a change in the estimated useful life of our B.E.S.T.7 software solution.  Previously, the net book value of B.E.S.T.7 pertaining to the data base was amortized over 24 months and the net book value of B.E.S.T.7 pertaining to the technology was amortized over 9 months. In December 2004, the Company decided to change the estimated life of B.E.S.T. 7 such that as of January 1, 2004, the net book value of B.E.S.T.7 pertaining to the data base is amortized over 30 months and the net book value of B.E.S.T.7 pertaining to the technology is amortized over 15 months. In 2005, we expect our depreciation and amortization to increase as a result of amortization of our software solutions B.E.S.T.Net and B.E.S.T.Central, which we anticipate will start their depreciable life in the second quarter of 2005.

Interest expense for the year ended December 31, 2004 was $121,506, an increase of $107,626 or 775% compared to $13,880 for the year ended December 31, 2003. This increase was primarily due to the settlement of certain debts through the issuance of shares. The shares were issued at a discount of 25% of the market price at the date of conversion, resulting in an additional interest expense of $76,942.

Net Loss.  We had a net loss of $1,985,185 for the year ended December 31, 2004, compared to a net loss of $1,963,771 for the year ended December 31, 2003. The increase in net loss is primarily attributable to decreased sales.

Liquidity and Capital Resources

As of June 30, 2005, we had cash of $51,404, a net working capital deficiency of $1,464,660 and an accumulated deficit of $10,294,471. As of August 19, 2005, the balance of cash was approximately $80,231. We have no material commitments for capital expenditures as of June 30, 2005.

We plan to actively seek additional funding in order to meet our business plan. Our cash requirements for the next twelve months are expected to be approximately $2 million to fund negative cash flow from operations until the sufficient collections from revenues are achieved to fund operations. We intend to seek outside debt and/or equity financing to supplement anticipated cash from operations. We do not currently have any commitments for such financing and there is no assurance that we will be successful in obtaining such funds. Any funds received will primarily be utilized for selling and general administrative expenses and required hardware infrastructure in connection with new customer acquisition. We plan to continue to invest in the development of our software solutions in the normal course of business including the integration of Microsoft's latest BizTalk release and SQL 2005. We expect the cost of this integration to be $120,000. Upon further funding, the Company also plans to hire three additional experienced sales and administrative executives, a senior sales management executive and a financial management executive in the first half of quarter four. We also plan to reduce some company debt obligations.

As of August 19, 2005, our total indebtedness was approximately $1,835,000.

Our 2005 operations and investment activities have been funded primarily through the collection of revenue and cash existing at December 31, 2004. Our 2004 operations and investment activities were funded primarily through the collection of revenue , borrowings from related and non-related parties, proceeds from our November 2004 private placement and cash existing at December 31, 2003.

Net cash used in operating activities during the six months ended June 30, 2005 was $1,467,089 while the net cash used in operations for the six months ended June 30, 2004 was $148,513. The increase in net cash used in operating activities was primarily due to an increase in selling, general and administrative expenses. Net cash used in operating activities during the years ended December 31, 2004 and 2003 were $831,050 and $1,120,154, respectively. This decrease in net cash used in operating activites was primarily due to an increase in accounts payable and due to stockholders and related party. Increase in accounts payable was due to delay in payment, which also contribute to the increase in interest expense. Increase in due to stockholders and related party was mainly due to accrual of salary and consulting expenses. The decrease in deferred revenue was mainly due to a decrease in sales of our B.E.S.T.7 software solution prior to the release of our B.E.S.T.7.5 software solution.

Net cash used in investing activities was $119,370 for the six months ended June 30, 2005 and $76,790 for the six months ended June 30, 2004. The increase in cash used for investing activities was primarily due to cash spent on software solutions development. Net cash used in investing activities was $187,753 for the year ended December 31, 2004 and $465,788 for the same period in 2003. The decrease in cash used for investing activities was primarily due to the completion of software solutions and the reduction in development of new software solutions. Most of the expenses related to development of new software solutions were expensed as the products have not reached technological feasibility as required by S.F.A.S. No. 86.

Net cash provided by financing activities was $103,550 for the six months ended June 30, 2005 and $198,200 for the six months ended June 30, 2004. The decrease was due to extending the note due on June 30, 2005 to August 31, 2005, eliminating the need for additional borrowing at June 30, 2005. Net cash provided from financing activities was $2,508,285 for the year ended December 31, 2004 and $102,000 for the same period in

2003. The increase in cash provided from financing activities was primarily due to issuance of stocks, net of commission of $1,902,585 and additional borrowings in the amount of $605,700 during the year ended December 31, 2004. In November 2004, we converted $490,700 of such borrowings into 491,409 shares of common stock. We did not use any proceeds from our November 2004 issuance of privately placed common stock and warrants to discharge such borrowings.

The Company has a net loss from operations of $1,985,185 and a negative cash flow from operations of $831,050 for the year ended December 31, 2004, and has a working capital deficiency of $92,850 and an accumulated deficit of $8,995,867 as of December 31, 2004. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

On January 19, 2005, the Company entered into an agreement to settle certain outstanding legal costs for $415,000. Upon settlement, the Company paid $50,000, with the remainder payable commencing May 19, 2005 in monthly installments of $5,000 until the obligation has been paid in full.

The Company will incur additional software development costs associated with implementation and deployment of its software and additional improvements and enhancements to its technology during the course of its business.

Although we expect the customer to reimburse costs associated with the delivery of our software solutions, in some cases, the terms of reimbursement may be included as part of the product per transaction fee, monthly payment, at terms extended up to 120 days or may be included as part of the sale of the software. With respect to our B.E.S.T.Central, B.E.S.T.Net and InsureBASE software solutions, we expect customers to reimburse costs associated with integration of these software solutions with the customer’s current hardware installed, software customization, deployment of architecture plans, and outside third party consulting services provided. In addition, we expect our customers to reimburse integration and setup fees associated with a large scale deployment of B.E.S.T.7.5. If we exceed our current development and sales efforts of InsureBASE, B.E.S.T.Net and B.E.S.T.Central, and if we receive anticipated funds from either the sale of stock or from increased borrowings, we believe we will have sufficient working capital from these sales and funding to fund operations going forward. However, if these sales are delayed or fall short of our expectations or if we do not receive such funding,  we may need to reduce operating expenses through reductions in sales and development personnel and take other steps to restructure our operations. Although we do not expect to incur a significant adverse impact on sales and development of THE BLUEBOOK and estimating software solutions,  our development of additional products and other services would likely be adversely affected or suspended altogether from such cost reductions.

Our primary short-term needs for capital are our software solution development efforts, our sales, marketing and administrative activities, working capital associated with increased sales of our software solutions, and capital expenditures relating to maintaining and developing our operations. Our future liquidity and capital requirements will depend on numerous factors, including the extent to which our present and future software solutions gain market acceptance, the extent to which software solutions under development are successfully developed, the costs and timing of expansion of sales of software solutions , marketing, procurement and enforcement of intellectual property rights important to our business and the results of competition.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its investors.

Commitments and Contingencies

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist principally of cash and receivables. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash. The Company’s trade receivables are due from a broad customer base and each individual receivable amount constitutes a relatively small value.

Consulting Agreement

In August 2004, the Company engaged the investment banking firm Roth Capital Partners, LLC to act as a financial advisor and placement agent. Upon successful placement, the Company agreed to pay up to 8% of the gross proceeds received from the sale of securities and reimburse its out-of-pocket expenses up to $20,000. Furthermore, upon the closing of an offering, the Company agreed to grant the firm warrants for the purchase 170,483 shares of our common stock. The warrants are exercisable for cash or on a cashless basis into securities similar to those issued as part of the offering and have an exercise price of $1.15 per share and a term of five years.

Registration of Shares on Form S-8

On December 23, 2004, the Company filed a Form S-8 registration statement registering 306,667 shares of the Company’s common stock, $0.0001 par value per share, which were offered upon the terms and subject to the conditions set forth in the Engagement Letter, dated October 8, 2004, between the Company and Century Capital Management Ltd., a consultant to the Company. Century Capital Management Ltd. provided us with financial consulting services related to the strategic positioning of the Company.

Loan Agreement

On March 31, 2004, we entered into a loan agreement for $120,000, of which $115,000 was outstanding as of September 2 , 2005 .. The loan bears interest at the rate of 10% per annum, and is due September 30, 2005. The loan is secured by the Company’s accounts receivable, tax refunds, deposit accounts, and cash and cash equivalents. If the collateral securing the loan is insufficient, the loan is also secured by the shares of the Company’s common stock held by Mark A. Josipovich, our Chairman of the Board, Chief Executive Officer, President, and Treasurer. The loan requires that the Company complies with certain covenants, including preserving its corporate existence, maintaining all rights and permits, complying with all applicable laws, and maintaining its properties used or useful in its business .. The Company was in compliance with these covenants as of September 2, 2005.

On June 10, 2005 the Company entered into a loan agreement with Daniel and Dorothy Josipovich, the parent’s of the Company's executive officers Mark A. Josipovich and Daniel T. Josipovich , in the amount of $110,000 due and payable on September 15, 2005. The loan bears an interest rate of eight percent (8%) per annum and the one time payment of a five percent (5%) loan fee equal to $5,500. The loan is secured by all of the Company's properties and assets. The loan requires that we comply with certain covenants, including preserving our corporate existence, maintaining all rights and permits, complying with all applicable laws, and maintaining our properties used or useful in our business.

Office Lease Agreement

In September 2004, the Company entered into a new lease agreement for the office space that is currently being occupied by the Company. The lease will expire in September 2005 at which time it may be renewed in successive one year terms.

Employment Agreements

In September 2001, Bluebook International entered into employment agreements with Mark A. Josipovich and Daniel T. Josipovich for a term of two years with an automatic extension of successive one-year periods.

Effective October 1, 2001, Bluebook Holding assumed these agreements and expanded the services to include each person’s executive position. Under these agreements, Mark A. Josipovich is employed as the Chief Executive Officer, President, and Treasurer, and Daniel T. Josipovich is employed as the Chief Operating Officer, each with an annual salary of $180,000, plus health insurance benefits, term life insurance benefits and the right to participate in any future employee stock option, retirement, profit sharing or other benefit plans offered in the future to similarly situated employees. The employment agreements also contain indemnification and confidentiality provisions. The agreements also provide that we should reimburse the employee for all reasonable and necessary expenses incurred on our behalf. In the event of termination without cause by Mark A. Josipovich or Daniel T. Josipovich or termination with cause by us, Mark A. Josipovich and Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination. In the event of termination with cause by Mark A. Josipovich or Daniel T. Josipovich or termination without cause by us, Mark A. Josipovich or Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination and the total amount of annual salary from the date of termination until the end of the term of the employment agreements.

License of InsureBASE software solution

On November 11, 2003 we signed an agreement with the Underwriters Rating Board, a trade association of insurance companies, to license the InsureBASE software solution. The URB account is of particular importance to us because it demonstrated that an industry association selected our software solutions ahead of those offered by the market leader and other competitors. The InsureBASE solution was able to accommodate the demands of URB in that its proprietary architecture meet the connectivity needs of at least 37 URB member insurance companies.

On March 7, 2005 we entered into an agreement with Homesite Insurance Company pursuant to which we granted Homesite a non-exclusive and non-transferable license to access via the Internet the software, information and the user-guide of the InsureBASE software solution. Homesite agreed to pay Bluebook a transactional fee for every completed valuation. The agreement expressly provides that Bluebook and Homesite anticipate a minimum of 100,000 transactions annually. The anticipated minimum of 100,000 transactions is based on a good faith estimate provided by Homesite. Homesite will not be required to pay us any annual fee based upon this estimate. Homesite will receive a discounted transaction fee in exchange for the two-year term of the Agreement. As of June 30, 2005, no transactions had been processed.

Joint License & Revenue Share Agreement

On March 25, 2005 entered into a Joint License and Revenue Share Agreement First American Real Estate Solutions, L.P. Under the agreement, Bluebook will integrate its InsureBASE product with First American’s detailed property records to bring to the insurance, mortgage and real estate industries cost effective Estimated Replacement Cost (or ERC) reports and values for single family residences throughout the United States. First American granted Bluebook a non-exclusive, non-transferable license during the term of the agreement to specified software applications, valuation models, information, images and other services to use in connection with Bluebook’s InsureBASE, ERC Values, ERC Reports and leadBASE products. Bluebook granted First American a non-exclusive, non-transferable license during the term of the agreement to sell Bluebook’s InsureBASE, ERC Values, ERC Reports and leadBASE products. In consideration for the rights granted under the agreement, each party must pay the greater of either: (a) a royalty fee based on the gross revenue generated from the sales of any Bluebook’s insureBASE, ERC Values, ERC Reports and leadBASE products which utilize or incorporate First American’s services; or (b) the cumulative monthly total amount of minimum transaction fees. The agreement has an initial term of two years from March 25, 2005 and will automatically renew for additional successive periods of twelve months unless sooner terminated. The Company expects to begin recognizing revenue under the contract in the third quarter of 2005.

Legal Proceedings

On June 23, 2005, plaintiff, Eric Allison, filed a complaint against defendants, Christopher Albrick, The Bluebook International Holding Company and Mark Josipovich, our Chief Executive Officer and Chairman, alleging breach of written contract - promissory note, and foreclosure of security interest securing the promissory note, in the Superior Court of the State of California. Plaintiff is seeking, among other things, damages in an amount not less than $550,000. We are seeking dismissal of these causes of action against the Company and Mark Josipovich. The demurrer is based upon the uncontested fact that the promissory note and foreclosure of stock, the causes of action in the law suit, involve only a written promissory note and related written agreement between defendant Christopher Albrick and the plaintiff, and not the Company or Mark Josipovich. While we are unable at this time to predict the outcome of this litigation, as of this date, the Company believes that the claim is baseless and without merit. As of this date, we do not believe that this litigation could reasonably be expected to have a material adverse effect on our business or financial condition.

On February 3, 2003, Bluebook was named a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. The Diamond case was recently settled by the Company and the plaintiffs. In the Diamond case, plaintiffs alleged that Bluebook wrongfully withheld the issuance and delivery of plaintiffs’ shares of Bluebook common stock, thereby damaging plaintiffs in the loss of the value of their Bluebook stock. On November 10, 2004, the Company and the plaintiffs entered into a settlement agreement pursuant to which all parties agreed to a general release of their claims and the Company agreed to pay $64,120 and issue 3,000 shares of common stock to certain of the plaintiffs.

On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,835 shares of the Company’s common stock. In addition, Cotelligent agreed to deliver source code developed by Cotelligent for Bluebook pursuant to the consulting services agreement.

As a general matter, we are subject to various legal proceedings, claims, and litigation that arise in the normal course of our business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations, or cash flows.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these Consolidated Financial Statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to the useful life of the assets and deferred revenue. We base our estimates on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results that we report in our Consolidated Financial Statements. The SEC considers an entity’s most critical accounting policies to be those policies that are both most important to the portrayal of a company’s financial condition and results of operations and those that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain at the time of estimation. We believe the following critical accounting policies, among others, require significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

—

Revenue recognition; and

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Software solutions   to be sold, leased or otherwise marketed.

Revenue Recognition

The Company’s revenues are from the sale of books, software, and Internet based solutions. The book is a codification of the Company most recent information database. Revenue is recorded when the book is shipped.

The Company licenses its software solutions, used in making cost estimates for residential and light construction. The Company recognizes software revenue when an agreement has been signed by both parties or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the fees are fixed or determinable, collection of the resulting receivable is probable and no other significant obligations remain undelivered.

For multiple element arrangements where vendor-specific objective evidence of fair value exists for all undelivered elements, we account for the delivered elements in accordance with the "residual method" prescribed by Statement of Position 98-9. Vendor-specific objective evidence of fair value is based on the price a customer is required to pay when the element is delivered separately. The Company enters into arrangements with end users, which may include the sale of licenses of software, maintenance and services under the arrangement or various combinations of each element, including the delivery of such elements separately.

For multiple element arrangements, each element of the arrangement is analyzed and the Company allocates a portion of the total fee under the arrangement to the undelivered elements, primarily services and maintenance, using vendor-specific objective evidence of fair value of the element and the remaining portion of the fee is allocated to the delivered elements (i.e., generally the software solution license), regardless of any separate prices stated within the contract for each element, under the residual method prescribed by SOP 98-9. Vendor-specific objective evidence of fair value is based on the price the customer is required to pay when the element is delivered separately (i.e., hourly rates charged for consulting services when delivered separately from a software license and the renewal rate for maintenance arrangements). Each license agreement offers additional maintenance renewal periods at a stated price. If vendor-specific objective evidence of fair value does not exist for the undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or over the period the maintenance is provided if the undelivered element is maintenance, or until sufficient objective evidence exists or all elements have been delivered.

The Company does not incur significant revenue dilution from returns on sales, or through discounts. New product versions released for software solutions in the B.E.S.T. line of software solutions prior to release 7.5 were included as an upgrade under the software license and depending on the timing of the release would result in additional deferral of revenue. Beginning with B.E.S.T. 7.5 license fees are no longer deferred and no deferral of revenues will occur due to introduction of a new release in the product line. Volume discounts are offered on the bulk sale of data under the InsureBASE software solution. Discounts are applied to the per unit price and recognized as data is provided. The Blue Book is sold based on a calendar year release date. Unsold inventory at the end of a calendar year may be sold at a discount to schools that teach claim adjusting. The inventory value for unsold books is written off at the end of each year.

License Revenues: Amounts allocated to license revenues under the residual method are recognized at the time of delivery of the software when vendor specific objective evidence of fair value exists for the undelivered elements, if any, and all the other revenue recognition criteria discussed above have been met. For software versions prior to B.E.S.T 7.5 insufficient vendor specific objective evidence of the portion attributable to license revenue existed. The Company estimated that 20% to 25% of the initial purchase price was allocated to maintenance; the remaining purchase price of the software inclusive of licensing was deferred and amortized over the expected life of the version. As of June 30, 2005 there was approximately three months of amortization remaining for these revenues.

Services Revenues: Revenues from services are comprised of consulting and implementation services and, to a limited extent, training. Services are generally charged on a time-and-materials or fixed fee basis and include a range of services including installation of off-the-shelf software, data conversion and building non-complex interfaces to allow the software solutions to operate in customized environments. Services are generally separable from the other elements under the arrangement since the performance of the services is not essential to the functionality (i.e., do not involve significant production, modification or customization of the software or building complex interfaces) of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues for services are recognized as the services are performed.

Maintenance Revenues: Maintenance revenues consist primarily of fees for providing unspecified software upgrades on a when-and-if-available basis and technical support over a specified term, which is typically twelve months. Maintenance revenues are typically paid in advance and are recognized on a straight-line basis over the term of the contract.

Internet based services: Revenue from the delivery of access to data records are recognized on a per record basis based on the total number of records searches provided to a customer over a specific period of time. Total contract price is divided by total maximum searches available under the contract to derive a per search price to recognize as the customer utilizes searches. At the end of the contract term the customer forfeits all remaining searches and the balance of the deferred revenue is recognized.

The estimation of the life of the B.E.S.T. software solutions for revenue recognition purposes prior to B.E.S.T. 7.5 were based on the expectation of time between releases of a software solution. The Company based its period for revenue recognition on historical trends related to the development of underlying operating systems and changes in computing platforms that would effect the time between releases. These estimates were, in retrospect, conservative as changes in underlying operating systems occurred with greater frequency than expected when the estimates were established. The result was a change from initial amortization periods of 24 months to a period of 12 months .. The Company has determined with the release of B.E.S.T. 7.5 that sufficient vendor specific evidence exists to establish the fair market value of delivered elements which are delivered separately thus establishing a residual value for licensing revenue which is recognized upon delivery of the software solution. The result is a firm amortization period for delivered elements based on contractual terms, which, in most cases, is 12 months.

Software Solution Development Costs

Software solution development costs consists of costs to refine and test software masters, user documentation and training manuals for software products to be sold. These development costs encompasses most of our software solutions but the most significant costs unamortized at June 30, 2005 are for new Internet based products. Our design costs have been expensed. The Company hired outside consultants to do much of the coding and testing in the products development. Capitalized costs, however, include only (1) external direct costs of material and services test and refine the software masters, and (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the completion of the projects coding, testing and preparation of user information. Capitalization of such costs ceases no later than the point at which the project is available for general release to customer. In the second quarter of 2005 we began amortization of the software solutions development costs for the InsureBASE and Insure to Value software solutions. Software solutions development costs related to the B.E.S.T.NET and B.E.S.TCentral software solutions have not been amortized, as these software solutions have not become marketable.

Software solution development cost are amortized using the straight-line method over the expected life of the product (which ranges from three to five years) . The Company believes this method will best reflect the matching of amortization with revenues. Reliable estimates of total revenue have not been made. However, the Company expects to determine a more reliable estimate of revenue as sales begin and will use the greater of the straight-line method or the estimated sales method for amortization.

The estimation of the useful life of the B.E.S.T. software solution development costs was established based on the Company’s estimate of the period of time the software solution would be marketable. This period was established as 84 months for the original release resulting in completion of amortization in September 2006. Software solution development costs that met the criteria under FAS 86 were deferred and amortized based on the period of time remaining through September 2006. The Company has not been able to establish an estimate of annual sales and total sales volumes as an alternative calculation for the amortization of deferred costs and as such continues to utilize straight-line amortization. The estimate of useful life has remained accurate. As the Company moves to the delivery of solutions through the Internet with the introduction of InsureBASE the expectation is that the B.E.S.T. software solutions will become less marketable.

The Company has established a 60-month life for the InsureBASE software solution. The Company believes the shorter period is warranted given the speed of technological change. There is a possibility that the estimate of useful life for InsureBASE will change as the Company achieves a greater understanding of the market for the product.

Research and development costs, and other computer software maintenance and improvement costs related to software development are expensed as incurred.

The carrying value of software and software solutions development costs is reviewed regularly by the Company to determine if there has been an impairment loss that needs to be recognized.

Recent Accounting Pronouncements

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS 150 in 2003 did not have a significant effect on the Company’s financial statement presentation or disclosures.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends

SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than the beginning of the first quarter of 2006 .. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into nonmonetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS 153 will have a significant effect on the Company’s financial statement presentation or disclosures.

PROPERTIES

Description of Property

Our principal administrative, sales and marketing, customer support, and research and development facilities are located in approximately 3,732 square feet of leased office space in Lake Forest, California. We lease this office space from Cal-West Industrial Properties, LLC, a California limited liability company. In September 2004, we entered into a new lease agreement for this office space. The lease will expire in September 2005 at which time it may be extended for renewal in successive one year terms. The monthly base rent for our current facility for year one is $4,441.08, and thereafter, we must pay as additional rent, our proportionate shares of expenses and taxes, initially estimated to be $1,418.16 per month.

Investment Policies

We do not have any policies with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of an Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, the Company is obligated to pay a royalty to Daniel E. and Dorothy E. Josipovich in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by the Company, less any returns, rebates, discounts, allowances, rejections and credits, and less the actual out-of-pocket costs and expenses incurred, except depreciation, reserves, taxes, interest and extraordinary expenses. As of December 31, 2004 and 2003, under the above definition, the Company has negative net revenue; therefore no royalty expenses were accrued.

Effective as of January 1, 2002, Bluebook International entered into a consulting agreement with Daniel E. Josipovich, father of the Company’s executive officers Mark A. Josipovich and Daniel T. Josipovich. Daniel E. Josipovich provides consulting services relating to labor and material costs, among other factors that affect the pricing information provided by THE BLUEBOOK and our InsureBASE product. In addition, Mr. Josipovich provides consulting services relating to the automation of our database. The consulting relationship with Mr. Josipovich is ongoing. The term of the agreement was for two years with automatic annual extensions unless terminated with 90 days notice. The agreement is currently on extension. For his services, the Company has agreed to payMr. Josipovich $150,000 per year. As of December 31, 2004 and 2003 the amount unpaid to him for his consulting services rendered were $283,575 and $180,000, respectively.

Paul D. Sheriff, a director, serves as President of PDSA, Inc., which served as one of the Company’s consultants from December 1997 until October 2002. PDSA provided consulting services relating to programming (coding), product design assistance and product development. Aggregate fees billed to us by PDSA for consulting services rendered during the year ended December 31, 2002 was $158,770, and is included in Programming costs. As of   June 30, 2005, accounts payable includes $70,000 due to this vendor.

In August 2002 we entered into a Stock Purchase Agreement with Cotelligent, Inc. in which we agreed to sell to Cotelligent approximately 5.3 million shares of our Series C Convertible Preferred Stock for $5.1 million in two tranches. The first tranche closed in August 2002 in which Cotelligent purchased approximately 3.055 million shares of Series C Convertible Preferred Stock with a combination of cash in the amount of $1.5 million and extinguishment of $2.1 million of outstanding accounts payable.

The second tranche closed in December 2002 for the purchase of the remaining shares of Series C stock in cash in the amount of $1.5 million. Approximately $3 million of the sale proceeds from the sale of the Series C Convertible Preferred Stock represented an investment by Cotelligent in the Company, while the remaining $2.1 million was intended to pay for the development of B.E.S.T.Net and B.E.S.T.Central. By virtue of its ownership of approximately 5.3 million shares of our Series C Convertible Preferred Stock, which were convertible into an equal number of shares of our common stock, Cotelligent became, at the time, a beneficial owner of more than five percent of our voting securities. In connection with this financing, we also entered into the Consulting Agreement with Cotelligent under which Cotelligent was to complete development of B.E.S.T.Net and B.E.S.T.Central by August 2002. In March 2003, Cotelligent refused to continue further development work unless we agreed to pay over $400,000 in invoices, which exceeded the total project cost provided in the Consulting Agreement. We terminated the Consulting Agreement soon thereafter and paid Cotelligent $2,413,375 for its services. We disputed that any further amounts were due under the Consulting Agreement.

We entered into a mutual settlement agreement with Cotelligent pursuant to which all of the approximately 5.3 million shares of Series C Convertible Preferred Stock held  by Cotelligent was converted into the same number of shares of our common stock on May 6, 2004. These shares represent 265,835 shares of the Company’s common stock.

In September 2004 the Company issued a total of 57,775 shares of privately placed common stock in settlement of debts totaling $83,930 to Peter Johnson, Peter Davidson, Julia Sugityo, Steve Byrne, Clint Lien, Keith Klein, Lawrence Rogers and Mike Kenney, consultants and employees of the Company, who provided consulting services relating to programming (coding), database modeling and design, budgeting and forecasting models, internal accounting, artwork design and creation, marketing of THE BLUEBOOK and our B.E.S.T.7 software, and employee recruiting, development and review. In September 2004, the Company also issued 10,000 shares of privately placed common stock in partial settlement of a $30,000 loan from Robert Dewar , an immediate family member of our executive officer Mark A. Josipovich.

In October 2004, the Company issued a total of 2,733,333 shares of common stock on conversion of the Company’s outstanding 2,050 shares of Series B Convertible Preferred Stock held by Daniel E. and Dorothy E. Josipovich in the name of The Freedom Family, LLC. Also in October of 2004, the Company issued:

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354,505 shares of common stock in settlement of $265,879 of debt owed to Mark A. Josipovich , our President, Chief Executive Officer and a director ;

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477,484 shares of common stock in settlement of $358,113 of debt owed to Daniel T. Josipovich , our Chief Operating Officer and a director ;

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242,167 shares of common stock in settlement of $181,625 of debt owed to Daniel E. Josipovich , one of our largest security holders and an immediate family member of our executive officers Mark A. Josipovich and Daniel T. Josipovich ;

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157,560 shares of common stock in settlement of $118,170 of debt owed to Michela Josipovich , an immediate family member of our executive officers Mark A. Josipovich and Daniel T. Josipovich ;

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126,116 shares of common stock in settlement of $94,587 of debt owed to Brian Jones our Vice President – Insurance Solutions ; and

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30,000 shares of common stock in settlement of $22,500 of debt owed to Robert Dewar , an immediate family member of our executive officer Mark A. Josipovich ..

In November 2004, the Company issued:

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10,000 shares of common stock to Julia Sugityo in settlement of debts totaling $10,000 pursuant to a Share Purchase Agreement dated November 8, 2004; and

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306,667 shares of common stock to Century Capital Management Ltd., a consultant to the Company, for consulting services rendered.

During year ended December 31, 2004 , the Company incurred consulting fees of $150,000 that were accrued to Daniel E. Josipovich, the father of our executive officers Mark A. Josipovich and Daniel T. Josipovich, and is included in due to stockholders and related parties as of December 31 , 2004. This amount was converted into shares of common stock in October 2004 as described above.

In addition, Michela Josipovich’s annual salary was $95,000 from September 15, 2001 through December 31, 2004, $118,170 of which was accrued and paid off by the issuance of 157,560 shares of common stock in October 2004.  For the current year 2005, Michela Josipovich is paid on a commission basis in the amount of 20% of the gross sales revenues she generates.

On June 10, 2005 the Company entered into a loan agreement with Daniel E. and Dorothy Josipovich, the parents  of the Company's executive officers Mark A. Josipovich and Daniel T. Josipovich, in the amount of $110,000 due and payable on September 15, 2005. The loan bears an interest rate of eight percent (8%) per annum and the one time payment of a five percent (5%) loan fee equal to $5,500. The loan is secured by all of the Company's properties and assets. The loan requires that we comply with certain covenants, including preserving our corporate existence, maintaining all rights and permits, complying with all applicable laws, and maintaining our properties used or useful in our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “BBKH.” The following table sets forth the high and low bid information of the common stock for the quarters indicated as quoted on the OTC Bulletin Board.

	2003		2004(1)		2005
	High	Low	High	Low	High	Low

First Quarter	$22.00	$6.00	$8.00	$2.20	$5.01	$1.25
Second Quarter	$15.00	$0.20	$5.00	$2.40	$2.0	$0.60
Third Quarter	$16.00	$1.20	$6.00	$1.00
Fourth Quarter	$13.00	$1.00	$5.01	$0.80

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(1)

Trading under ticker symbol BBIC through November 22, 2004 and under ticker symbol BBKH thereafter.

The source of the above high and low bid information is the Yahoo! Finance website at http://finance.yahoo.com. The above quotations represent prices between dealers without adjustments for retail markups, markdowns or commissions and may not represent actual transactions. The stock prices above have been retroactively stated to reflect the 1 for 20 reverse stock split declared on November 17, 2004.

According to the records of our transfer agent, we had 163 stockholders of record of our common stock at September 2, 2005.

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain future cash flows to finance our operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect to the payment of dividends and other factors that our Board of Directors deems relevant.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for our Chief Executive Officer and other executive officers as of the end of fiscal year 2004, 2003 and 2002.

Summary Compensation Table Annual Compensation

Name and Principal Positions	Fiscal Year	Salary		Bonus	Other Annual Compensation

Mark A. Josipovich	2004	$180,000		—	$265,879	(1)
President and Chief	2003	$180,000	(2)	$39,500	$19,186	(4)
Executive Officer	2002	$180,000	(3)	—	$19,721	(5)

Daniel T. Josipovich	2004	$180,000		—	$358,113	(6)
Chief Operating Officer	2003	$180,000	(7)	$35,800	$25,577	(9)
	2002	$180,000	(8)	—	$25,233	(10)

Peter Johnson	2004	$27,500	(11)	—	$35,000	(12)
Chief Technology Officer

Brian C. Jones	2004	$139,200		—	$94,587	(13)
Executive Vice President	2003	$139,200		—	—
Insurance Solutions	2002	$139,200		—	—

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(1)

Represents $265,879 of debt in the form of accrued but unpaid compensation, which amount was paid off in November of 2004 upon receipt of 345,505 shares of the Company’s common stock.

(2)

Includes $160,000 that was deferred at the election of the executive officer, which amount was discharged in October 2004 in exchange for shares of the Company’s common stock.

(3)

Includes $31,165 that was deferred at the election of the executive officer, which amount was discharged in October 2004 in exchange for shares of the Company’s common stock.

(4)

Includes reimbursement of $9,267 for automobile expenses and $9,880 for health insurance.

(5)

Includes reimbursement of $7,746 for automobile expenses and $9,880.32 for health insurance.

(6)

Represents $358,113 of debt in the form of accrued but unpaid compensation, which amount was paid off in November of 2004 upon receipt of 477,484 shares of the Company’s common stock.

(7)

Includes $150,000.00 that was deferred at the election of the executive officer, which amount was discharged in October 2004 in exchange for shares of the Company’s common stock.

(8)

Includes $39,000 that was deferred at the election of the executive officer, which amount was discharged in October 2004 in exchange for shares of the Company’s common stock.

(9)

Includes reimbursement of $15,658.36 for automobile expenses and $9,918 for health insurance.

(10)

Includes reimbursement of $15,393.08 for automobile expenses and $8,593 for health insurance.

(11)

Peter Johnson’s annual salary for fiscal year 2004 was $110,000. Mr. Johnson was hired in September of 2004 and received a pro-rata share of his annual salary in the amount of $27,500 for the fiscal year 2004.

(12)

Represents accrued consultant fees of $35,000 which amount was paid in September 2004 upon receipt of 25,000 shares of common stock.

(13)

Represents $94,587 of debt in the form of unpaid travel expenses which amount was paid off in October of 2004 upon receipt of 126,116 shares of common stock.

Employment agreements

In September 2001, Bluebook International entered into employment agreements with Mark A. Josipovich and Daniel T. Josipovich for a term of two years with an automatic extension of successive one-year periods.

Effective October 1, 2001, Bluebook Holding assumed these agreements and expanded the services to include each person’s executive position. Under these agreements, Mark A. Josipovich is employed as the Chief Executive Officer, President, and Treasurer, and Daniel T. Josipovich is employed as the Chief Operating Officer, each with an annual salary of $180,000, plus health insurance benefits, term life insurance benefits and the right to participate in any future employee stock option, retirement, profit sharing or other benefit plans offered in the future to similarly situated employees. The employment agreements also contain indemnification and confidentiality provisions. The agreements also provide that we should reimburse the employee for all reasonable and necessary expenses incurred on our behalf. In the event of termination without cause by Mark A. Josipovich or Daniel T. Josipovich or termination with cause by us, Mark A. Josipovich and Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination. In the event of termination with cause by Mark A. Josipovich or Daniel T. Josipovich or termination without cause by us, Mark A. Josipovich or Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination and the total amount of annual salary from the date of termination until the end of the term of the employment agreements.

Director Compensation

Our directors who are not employees of the Company are not paid annual cash fees, and do not receive any fees for attending the Board meetings or Committee meetings.

LEGAL MATTERS

Latham Watkins LLP, Costa Mesa, California will opine as to the validity of the common stock being offered by this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2004 and for the years ending December 31, 2004 and 2003 included in the Prospectus have been audited by Weinberg & Company, P.A., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Bluebook’s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm on experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about Bluebook and the common stock offered under this prospectus, you should read the registration statement, including its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is www.sec.gov.

Our Internet web site is www.bluebook.net. The reports we file with or furnish to the SEC, including our annual report and quarterly reports, are available free of charge on our web site.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003

Independent Auditors’ Report of Registered Independent Accounting Firm	F-2

Consolidated Balance Sheet as of December 31, 2004	F-3

Consolidated Statements of Operations for the Years ended December 31, 2004 and 2003	F-4

Consolidated Statements of Stockholders’ Equity for the Years ended December 31, 2004 and 2003	F-5

Consolidated Statements of Cash Flows for the Years ended December 31, 2004 and 2003	F-6

Notes to Consolidated Financial Statements as of December 31, 2004 and 2003	F-7 - F-1 7

Unaudited Financial Statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004	F-18

Condensed Consolidated Balance Sheet as of June 30, 2005 (unaudited)	F-1 9 – F- 20

Condensed Consolidated Statements of Operations for the six months ended June 30 , 2005 and 2004 (unaudited)	F- 21

Condensed Consolidated Statements of Cash Flows for the six months ended June 30 , 2005 and 2004 (unaudited)	F- 22

Notes to Condensed Financial Statements as of June30, 2005 (unaudited)	F- 23 - F- 27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

The Board of Directors

The Bluebook International Holding Company, Inc

We have audited the accompanying consolidated balance sheet of The Bluebook International Holding Company, Inc. and subsidiary (the “Company”), as of December 31, 2004, and the consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Bluebook International Holding Company, Inc. and subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2, the consolidated financial statements for the year ended December 31, 2003 have been restated with regard to the Company’s capitalization of software solution development costs.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had a net loss of $1,985,185 and negative cash flow from operations of $831,050 during the year ended December 31, 2004, and had a working capital deficiency of $92,850 and an accumulated deficit of $8,995,867 at December 31, 2004. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Boca Raton, Florida

April 7, 2005

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,534,313
Accounts receivable, net of allowance for doubtful accounts of $4,600	6,417
Prepaid expenses and other	34,500
Total Current Assets	1,575,230
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $189,826	65,909
Software solution development costs, net of accumulated amortization of $513,358	690,577
Intangible assets, net of accumulated amortization of $29,078	15,644
Other assets	5,296
Total Other Assets	711,517
TOTAL ASSETS	$2,352,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$654,753
Legal fee payable	415,000
Due to stockholders and related parties	318,068
Deferred revenue	165,259
Notes payable	115,000
Total Current Liabilities	1,668,080
COMMITMENTS & CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock, $.0001 par value; 5,000,000 shares authorized	—
Common Stock, $.0001 par value; 150,000,000 shares authorized; 8,760,221 shares issued and outstanding	875
Additional paid in capital	9,679,568
Accumulated deficit	(8,995,867)
Total stockholders’ equity	684,576
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,352,656

See accompanying Notes to Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2004	2003
		(As restated)
SALES, net	$569,514	$705,657
OPERATING EXPENSES
Selling, general and administrative expenses	1,915,768	2,003,184
Software solution development costs	375,923	403,644
Depreciation and amortization expenses	140,702	247,920
Total Operating Expenses	2,432,393	2,654,748
OTHER EXPENSE
Interest expense	121,506	13,880
Total Other Expense	121,506	13,880
LOSS FROM OPERATIONS	(1,984,385)	(1,962,971)
INCOME TAX EXPENSE	800	800
NET LOSS	(1,985,185)	(1,963,771)
Beneficial conversion feature on the Series B convertible preferred stock	684,333	—
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(2,669,518)	$(1,963,771)
Weighted average number of shares of common stock outstanding, basic and diluted	2,354,830	1,436,671
Calculation of net loss per share, basic a nd diluted:
Net loss	$(0.84)	$(1.37)
Beneficial conversion feature	$(0.29)	$—
Net loss applicable to common stockholders	$(1.13)	$(1.37)

See accompanying Notes to Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR YEAR ENDED DECEMBER 31, 2004

	Common Stock		Preferred Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2003 (as previously reported)	1,436,671	$144	2,050	$—	$599,466	$(1,591,151)	$(991,541)
Restatement of software solution development costs	—	—	—	—	—	(2,771,427)	(2,771,427)
Balance, January 1, 2003 (restated)	1,436,671	144	2,050	—	599,466	(4,362,578)	(3,762,968)
Net loss for the year ended
December 31, 2003 (restated)	—	—	—	—	—	(1,963,771)	(1,963,771)
Balance, December 31, 2003 (Restated)	1,436,671	144	2,050	—	599,466	(6,326,349)	(5,726,739)
Conversion of Series C Preferred Stock	265,835	26			4,544,653		4,544,679
Issuance of stock in settlement of accounts and notes payable	1,883,682	188			1,946,048		1,946,236
Conversion of Series B Preferred Stock	2,733,333	273	(2,050)	—	(273)		—
Issuance of stock for consulting services	306,667	31			31
Issuance of stock in private placement	2,131,033	213			1,902,372		1,902,585
Issuance of stock for legal settlement	3,000	—			3,000		3,000
Dividend distribution on preferred stock					684,333	(684,333)	—
Net loss for the year ended December 31, 2004						(1,985,185)	(1,985,185)
Balance, December 31, 2004	8,760,221	$875	—	$—	$9,679,568	$(8,995,867)	$684,576

See accompanying Notes to Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2004	2003
		(As restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,985,185)	$(1,963,771)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	140,702	247,920
Issuance of stock in settlement of litigation	3,000	—
Changes in operating assets and liabilities:
Decrease in Accounts receivable	20,381	10,133
(Increase) decrease in Prepaid expenses and other	(24,500)	55,620
Increase in Other assets	(279)	—
Increase in Accounts payable and accrued expenses	371,448	119,817
Increase in Due to stockholders and related party	719,208	480,197
Decrease in Deferred revenue	(75,825)	(70,070)
NET CASH USED IN OPERATING ACTIVITIES	(831,050)	(1,120,154)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,708)	(58,747)
Software solution development costs	(178,045)	(405,541)
Purchase of intangible assets	—	(1,500)
NET CASH USED IN INVESTING ACTIVITIES	(187,753)	(465,788)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,902,585	—
Note payable, net of repayment	542,500	—
Note payable due to related parties, net of repayment	63,200	102,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,508,285	102,000
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,489,482	(1,483,942)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	44,831	1,528,773
CASH AND CASH EQUIVALENTS, END OF THE YEAR	$1,534,313	$44,831
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$33,086	$13,880
Taxes	2,734	4,472
NON CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of Series C Preferred Stock to Common Stock	$4,544,679	—
Issuance of stock in settlement of accounts payable	247,020	—
Issuance of stock in settlement of due to related parties	1,106,516	—
Issuance of stock in settlement of notes payable	427,500	—
Issuance of stock in settlement of notes payable to related parties	165,200	—
Reclassification of accrued expenses due to stockholders	117,688	—
Issuance of stock dividend	684,333	—

See accompanying Notes to Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

Background of the Company

The Bluebook International Holding Company (the “Company”) was incorporated as Gama Computer Corporation in Delaware on December 17, 1997. On January 9, 1998, the Company merged with Gama, Inc., a Colorado corporation, and Gama Computer Corporation became the surviving company. On September 24, 2001, Gama Computer Corporation entered into a certain Agreement and Plan of Merger (the “Agreement”) with (a) The Bluebook International, Inc., a Nevada corporation (“Bluebook International”); (b) Bluebook Acquisition Corp., a Nevada corporation, wholly owned by the Company (“Acquisitions”); (c) each of Mark A. Josipovich, Daniel T. Josipovich, Daniel E. Josipovich and Dorothy E. Josipovich (each, a “Bluebook Stockholder”); and (d) Andrew Hromyk. Among other things, the Agreement provided for the Company’s purchase from the Bluebook Stockholders of all of the issued and outstanding capital stock of Bluebook International in exchange for the issuance of an aggregate of 32,700,000 shares of the Company’s authorized but unissued Common Stock (the “Exchange”).

Effective October 1, 2001, the Company underwent a change of control in connection with the consummation of the Exchange in which (i) Andrew Hromyk, the Company’s only executive officer, resigned his position, and the Board of Directors appointed Mark A. Josipovich to serve as the Company’s President, Chief Executive Officer, Chief Financial Officer and Secretary and Daniel T. Josipovich to serve as the Company’s Chief Operations Officer; (ii) the Company’s majority stockholder surrendered and subsequently cancelled 19,200,000 shares and (iii) the Bluebook Stockholders became the holders of an aggregate of 32,700,000 shares of the Company’s Common Stock, or approximately 84.4% of the Company’s Common Stock issued and outstanding after the consummation of the Exchange. In addition, effective October 1, 2001, Daniel E. Josipovich and Dorothy E. Josipovich were jointly issued 1,000 shares of Series A Convertible Preferred Stock with voting rights in exchange for the cancellation of a related party note of $1,000,000. Upon consummation of the Exchange, Mr. Hromyk resigned as the then-sole member of the Company’s Board of Directors.

At consummation of the Exchange on October 1, 2001, the Company acquired all of the 7,083,332 issued and outstanding capital shares of Bluebook International, and issued a total of 32,700,000 shares of Common Stock to the Bluebook Stockholders. Immediately following the Exchange, the Company had a total of 38,733,411 shares of Common Stock issued and outstanding. As a result of the Exchange, Bluebook International became a wholly owned subsidiary of the Company. Immediately following the Exchange, the Company caused Acquisitions and Bluebook International to be merged pursuant to a Certificate of Merger filed with the California Secretary of State on October 4, 2001 (the “Merger”). Acquisitions survived the Merger, and concurrently Acquisitions changed it name to the Bluebook International, Inc. (the “Surviving Subsidiary”). On November 6, 2001, the Company changed its name from GAMA Computer Corporation to The Bluebook International Holding Company. The Company intends to continue to hold the surviving subsidiary as a wholly owned subsidiary of the Company and intends to cause the surviving subsidiary to continue the operations of Bluebook International, as more fully described below.

Bluebook International was incorporated on December 5, 2000 under the laws of the State of Nevada. On September 15, 2001, the Company purchased all of the business assets owned by Daniel E. Josipovich and Dorothy E. Josipovich, husband and wife (the “Sole Proprietorship”), used in the business of creating, developing and distributing products and services related to The Bluebook of Cleaning, Reconstruction and Repair Cost (the “Bluebook”) and Bluebook Estimating Software Technology (“B.E.S.T.”) for over 38 years.

Basis of presentation

For accounting purposes, the transaction has been treated as a purchase acquisition of the Company by Bluebook International and as a recapitalization of Bluebook International. The historical financial statements prior to the acquisition are those of sole proprietorship and became those of Bluebook International. In the recapitalization, historical stockholders’ equity of Bluebook International prior to the merger were retroactively restated for the equivalent number of shares received in the merger with an offset to paid-in capital. Accumulated deficit of the Company is reversed to paid-in capital. Basic earnings (loss) per share prior to the merger were

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

restated to reflect the number of equivalent shares issued to Bluebook International stockholders. This transaction has been included in these financial statements as if the transaction was effective as of January 1, 2000.

The consolidated financial statements include the accounts of The Bluebook International Holding Company and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated.

Business activity

Until September 15, 2001, the Company was in a development stage. After September 15, 2001 when it was acquired, the principal business of the Company has been developing and selling The Bluebook and B.E.S.T.. The Bluebook is a book in the form of both a desk and pocket size book containing the information of the average unit costs attendant to the cleaning, reconstruction and repair industries. B.E.S.T. is a software format of The Bluebook which allows subscribers the option to retrieve The Bluebook data and calculate the cost to clean, reconstruct or repair, then file claims electronically. Currently the Company is developing B.E.S.T. Net ™ and B.E.S.T. Central ™, web-based cost estimation and claims management software.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has a net loss from operations of $1,985,185 and a negative cash flow from operations of $831,050 for the year ended December 31, 2004, and has a working capital deficiency of $92,850 and an accumulated deficit of $8,995,867 as of December 31, 2004. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

The Company will incur additional software development costs associated with implementation and deployment of its software and additional improvements and enhancements to its technology during the course of its business. Although we expect the customer to reimburse costs associated with the delivery of our software solutions, in some cases, the terms of reimbursement may be included as part of the product per transaction fee, monthly payment, at terms extended up to 120 days or may be included as part of the sale of the software. With respect to our B.E.S.T.Central, B.E.S.T.Net and InsureBASE software solutions, we expect customers to reimburse costs associated with integration of these software solutions with the customer’s current hardware installed, software customization, deployment of architecture plans, and outside third party consulting services provided. In addition, we expect our customers to reimburse integration and setup fees associated with a large scale deployment of B.E.S.T.7.5. If we exceed our current development and sales efforts of InsureBASE, B.E.S.T.Net and B.E.S.T.Central, or if we meet our projected sales targets of B.E.S.T. and Insure to Value, we believe we will have sufficient working capital from these sales to fund operations going forward. However, if these sales are delayed or fall short of our expectations, we will need to raise additional capital to meet this shortfall. If we were not successful in raising sufficient additional working capital, we may need to reduce operating expenses through reductions in sales and development personnel and take other steps to restructure our operations. Although we do not expect to incur a significant adverse impact on sales and development of THE BLUEBOOK and estimating software solutions, current products and services, our development of additional products and other services would likely be adversely affected or suspended altogether from such cost reductions.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period certain reported amounts and disclosures. Actual results could differ from those estimates.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

The estimation of the life of the B.E.S.T. software solutions for revenue recognition purposes prior to B.E.S.T. 7.5 were based on the expectation of time between releases of a software solution. The Company based its period for revenue recognition on historical trends related to the development of underlying operating systems and changes in computing platforms that would effect the time between releases. These estimates were, in retrospect, conservative as changes in underlying operating systems occurred with greater frequency than expected when the estimates were established. The result was a change from initial amortization periods of 24 months to a period of 12 months.  The Company has determined with the release of B.E.S.T. 7.5 that sufficient vendor specific evidence exists to establish the fair market value of delivered elements which are delivered separately thus establishing a residual value for licensing revenue which is recognized upon delivery of the software solution. The result is a firm amortization period for delivered elements based on contractual terms, which, in most cases, is 12 months.

The estimation of the useful life of the B.E.S.T. software solution development costs was established based on the Company’s estimate of the period of time the software solution would be marketable. This period was established as 84 months for the original release resulting in completion of amortization in September 2006. Software solution development costs that met the criteria under FAS 86 were deferred and amortized based on the period of time remaining through September 2006. The Company has not been able to establish an estimate of annual sales and total sales volumes as an alternative calculation for the amortization of deferred costs and as such continues to utilize straight-line amortization. The estimate of useful life has remained accurate. As the Company moves to the delivery of solutions through the Internet with the introduction of InsureBASE the expectation is that the B.E.S.T. software solutions will become less marketable.

The Company has established a 60-month life for the InsureBASE software solution. The Company believes the shorter period is warranted given the speed of technological change. There is a possibility that the estimate of useful life for InsureBASE will change as the Company achieves a greater understanding of the market for the product.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107 “Disclosure about Fair Value of Financial Instruments” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale of liquidation. The Company believes that the carrying value of its cash and cash equivalents, receivables, accounts payable and accrued liabilities and notes payable as of December 31, 2004 approximates their respective fair values due to the demand or short-term nature of those instruments.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method of depreciation over estimated useful lives of the related assets ranging from 3 to 7 years.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable.  Recovery of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount of which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Software solution development costs

Software solution development costs consists of costs to refine and test software masters, user documentation and training manuals for software products to be sold. These development costs encompasses most

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

of our products but the most significant costs unamortized at December 31, 2004 are for new Internet based products. Our design costs have been expensed. The Company hired outside consultants to do much of the coding and testing in the products development. Capitalized costs, however, include only (1) external direct costs of material and services test and refine the software masters, and (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the completion of the projects coding, testing and preparation of user information. Capitalization of such costs ceases no later than the point at which the project is available for general release to customer. The Company will begin amortizing the new products in 2005.

Software solution development cost are amortized using the straight-line method over the expected life of the product (which ranges from two to three years) the Company believes this method will best reflect the matching of amortization with revenues. Reliable estimates of total revenue have not been made. However, the Company expects to determine a more reliable estimate of revenue as sales begin and will use the greater of the straight-line method or the estimated sales method for amortization.

Research and development costs, and other computer software maintenance and improvement costs related to software development are expensed as incurred.

The carrying value of software and software solution development costs is reviewed regularly by the Company to determine if there has been an impairment loss that needs to be recognized.

Intangible assets

Intangible assets consist of customers list, graphic arts and other. Graphic arts and other are amortized over the estimated useful life of 5 years. Customer list is amortized over the estimated useful life of 10 years.

Loss per common share

Basic loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. As the Company has a loss, basic and diluted loss per share amounts are the same.

Revenue recognition

The Company’s revenues are from the sale of books, software, and Internet based solutions. The book is a codification of the Company most recent information database. Revenue is recorded when the book is shipped.

The Company licenses its software, used in making cost estimates for residential and light construction. Revenue from the sale of software licenses is amortized over the estimated time period until the next new version is available. Sales prices and the amortization period of new sales revenues decrease during the software’s life cycle. At December 31, 2004 the Company has determined the life cycle of its current version is nearing completion and a new version will be introduced in 2005. Revenues from these outstanding licenses will be amortized over the next 6 months for older licenses. For licenses sold during the year, the revenue will be amortized over the life of the older product and the life of the new product, as substantial amount of the purchase price will be applied to a license for the new product. When the Company discontinues the support of a version it requires a new license fee to be paid to obtain the latest version of the software and of their database and any updates.

The original license fee for a version includes a maintenance fee for the first year. Maintenance includes updates to the database and updates of the software. Based on the Company estimates of the relative fair value of the software and maintenance including in the license, including the related cost of software updates and database maintenance, the Company has estimated between 20% to 25% of the first year’s license fee is allocated to the maintenance contract and amortized over the 12 months. Purchaser of the software license can buy maintenance and update fees for the second and future years for a fee as determined yearly, by the company for single users and on a negotiated basis for multi users. Generally this fee is between 20%-25% of the original license fee and is amortized over the maintenance period, usually one year.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

The Company’s other products are Internet based services and prices are determined on a case-by-case basis. This revenue is recorded for the services as rendered.

The Company accounts for all revenue it earns through delivery of software solutions to its customers as principal on a gross basis when, consistent with the guidance established in EITF 99-19, the Company is the primary obligor for the fulfillment of the order; establishes the selling price; delivers the data from its database, and has credit risk for its customers. The portion of any sale due to the major channel partner is accounted for as a cost of sale. The Company accounts for any revenue earned through the delivery of its data by a major channel partner on a net basis.

The Company does not incur significant revenue dilution from returns on sales, or through discounts. New product versions released for software solutions in the B.E.S.T. line of software solutions prior to release 7.5 were included as an upgrade under the software license and depending on the timing of the release would result in additional deferral of revenue. Beginning with B.E.S.T. 7.5 license fees are no longer deferred and no deferral of revenues will occur due to introduction of a new release in the product line. Volume discounts are offered on the bulk sale of data under the InsureBASE software solution. Discounts are applied to the per unit price and recognized as data is provided. The Blue Book is sold based on a calendar year release date. Unsold inventory at the end of a calendar year may be sold at a discount to schools that teach claim adjusting. The inventory value for unsold books is written off at the end of each year.

Income taxes

The Company accounts for income taxes using the liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to difference between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

Recent financial accounting standards

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS 150 in 2003 did not have a significant effect on the Company’s financial statement presentation or disclosures.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than the beginning of the third quarter of 2005. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into nonmonetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS 153 will have a significant effect on the Company’s financial statement presentation or disclosures.

Dependency on key management

The future success or failure of the Company is dependent primarily upon the efforts of Mark A. Josipovich and Daniel T. Josipovich, two of the Company’s principal founders. The Company has insurance covering such officers’ liability and term life insurance. The Company has entered into two-year employment contracts with the key officers of the Company (see note 9).

Concentration of credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist principally of cash and receivables. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash. The Company’s trade receivables are due from a broad customer base and each individual receivable amount constitutes a relatively small value.

Reclassifications

Certain amounts from the prior years have been reclassified to conform with current year presentation.

NOTE 2.  RESTATEMENT

The Company reviewed its capitalized Software Solution Development Cost related to its BestNet ™ and BestCentral ™ software products that were capitalized during 2002 to 2004. The Company determined that some of these costs previously capitalized did not meet the requirements for capitalization as they were incurred before the software product had reached technological feasibility as required by S.F.A.S. No. 86, as the prototype was not tested until February 2003. This fact was not known at the time of capitalization, and upon a closer review, the changes have been accounted for as a restatement of the prior periods. The effect of this restatement in 2003 and prior consolidated financial statements is as follows:

	As previously reported December 31, 2002	Restated	As previously reported December 31, 2003	Restated
Software solution development costs	$3,156,856	$385,431	$3,777,200	$602,130
Net loss	1,003,938	3,775,365	1,560,129	1,963,771
Net loss per share	.57	2.16	1.09	1.37
Accumulated deficit	1,591,151	4,362,578	3,151,280	6,326,349

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 3.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2004:

2004
Furniture	$43,714
Office equipment	212,021
255,735
Less accumulated depreciation	189,826
$65,909

Depreciation expense charged to operations in 2004 and 2003 was $41,280 and $49,657, respectively.

NOTE 4.   SOFTWARE SOLUTION DEVELOPMENT COSTS

Software solution development costs consist of the following as of December 31, 2004:

2004
Developed software	$620,349
Software in development	583,586
1,203,935
Less accumulated amortization	513,358
$690,577

Amortization of software solution development costs charged to operations in 2004 and 2003 was $89,599 and $188,841 respectively. In 2004 the estimated useful life of the B.E.S.T. 7 software was changed from 24 months for both capitalized data base and technology costs to 30 months for the capitalized data base costs and 15 months for the capitalized technology costs. The change in estimate for the useful lives of the B.E.S.T. 7 components resulted in a decrease in amortization of $98,127 for the year ended December 31, 2004. As of December 31, 2004, software solution development costs consist primarily of the Company’s investments in B.E.S.T.7, B.E.S.T.Net and B.E.S.T.Central. B.E.S.T.Net and B.E.S.T.Central which are expected to be placed in service during 2005. The following is a schedule by years of future minimum amortization of programming costs as of December 31, 2004:

Year Ending December 31,	Amount
2005	$148,040
2006	177,796
2007	145,896
2008	145,896
2009	72,948
Total	$690,576

NOTE 5.  INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2004.

2004
Graphic arts & other	$39,712
Customer list	5,010
44,722
Less accumulated amortization	29,078
$15,644

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Amortization of intangibles charged to operations in 2004 and 2003 was $9,241 and $9,405, respectively. The following is a schedule by years of future minimum amortization of intangible assets as of December 31, 2004:

Year Ending December 31,	Amount
2005	$7,045
2006	5,548
2007	1,098
2008	501
2009 and after	1,452
Total	$15,644

NOTE 6.  CAPITAL STOCK TRANSACTIONS

On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,835 shares of the Company’s common stock, which amount has been retroactively restated to reflect the 1 for 20 reverse stock split declared on November 17, 2004.

In September 2004, the Company issued 57,775 Rule 144 shares of the Company’s common stock as settlement of $83,930 debt to certain consultants and employees. In September 2004 the Company issued 10,000 Rule 144 shares of the Company’s common stock as a partial payment to a $30,000 loan from a related party (See Note 8). The Company also issued 3,000 Rule 144 shares of common stock in connection with the settlement of outstanding litigation.

In October 2004, the Company increased its number of authorized shares of common stock from 50,000,000 to 150,000,000 shares.

During 2004, the Company issued 2,773,333 shares of common stock upon conversion of 2,050 shares of Series B Convertible Preferred Stock, being all of the outstanding shares of Series B Convertible Preferred Stock. The preferred shares were converted to common stock at a discount of 25% of the market price at the date of conversion, resulting in a $684,333 beneficial conversion feature, which has been reflected as a dividend distribution in the accompanying financial statements.

During 2004, the Company also settled $1,040,874 of debts owed to certain members of the Company’s management and stockholders through the issuance of 1,387,833 shares of Rule 144 common stock. The shares were issued at a discount of 25% of the market price at the date of conversion, resulting in an additional of compensation expense of $364,954, which has been reflected in the accompanying financial statements.

On November 17, 2004, the Company effected a one-for-twenty reverse stock split. All share and per share amounts have been retro-actively restated as if the reverse split occurred as of the beginning of the period.

On November 19, 2004, the Company issued to accredited investors, pursuant to a Securities Purchase Agreement, 2,131,033 shares of common stock of the Company and warrants to purchase an aggregate of 426,206 shares of common stock for an aggregate consideration of $1,902,585. The warrants issued to the accredited investors have an exercise price of $1.31 per share and are exercisable immediately. In addition, the Company issued a warrant to purchase 170,483 shares of common stock to the placement agent for the transactions contemplated by the Securities Purchase Agreement. The warrant issued to the placement agent has a term of five years and an exercise price of $1.15 per share and is exercisable immediately. As of December 31, 2004 none of these warrants were exercised.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Following this sale, the Company issued a total of 418,074 shares of common stock to a creditor of the Company in settlement of debts totaling $438,978 pursuant to a Convertible Promissory Note issued by the Company in August 2004; issued a total of 10,000 shares of common stock to another creditor of the Company in settlement of debts totaling $10,000 pursuant to a Share Purchase Agreement dated November 8, 2004; and issued a total of 306,667 shares of common stock to a consultant to the Company for consulting services rendered.

NOTE 7.  LOAN AGREEMENT

On March 31, 2004, we entered into a loan agreement for $120,000, of which $115,000 was outstanding as of December 31, 2004. The loan bears interest at the rate of 10% per annum, and is due September 30, 2005. The loan is secured by the Company’s accounts receivable, tax refunds, deposit accounts, and cash and cash equivalents. If the collateral securing the loan is insufficient, the loan is also secured by the shares of the Company’s common stock held by Mark A. Josipovich, our Chairman of the Board, Chief Executive Officer, President, and Treasurer. The loan requires that the Company complies with certain covenants, including preserving its corporate existence, maintaining all rights and permits, complying with all applicable laws, and maintaining its properties used or useful in its business. The Company was in compliance with these covenants as of December 31, 2004.

NOTE 8.   INCOME TAXES

As of December 31, 2004, the Company had Federal net operating loss carryforwards of approximately $6,500,000 expiring in various years through 2024, which can be used to offset future taxable income, if any. No deferred asset benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to their realizability in future periods

Due to the restrictions imposed by the Internal Revenue Code regarding substantial changes in ownership of companies with loss carryforwards, the utilization of a portion of the Company’s federal net operating loss carryforwards may be limited as a result of changes in stock ownership in prior fiscal years.

The Company’s net deferred tax assets (using a federal corporate income rate of 34%) consist of the following at December 31, 2004:

2004
Benefit of operating loss carryforward	$2,210,000
Increase in valuation allowance	(2,210,000)
Net deferred tax asset	$—

As a result of the Company’s significant operating loss carryforward and the corresponding valuation allowance, no income tax expense (benefit) has been recorded at December 31, 2004 and 2003. The provision for income taxes using the statutory federal income tax rate as compared to the Company’s effective tax rate is summarized below:

	December 31,
	2004	2003
Tax expense (benefit) at statutory rate	(34%)	(34%)
Adjustments to change in valuation allowance	34%	34%
	—	—

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 9.   RELATED PARTY TRANSACTIONS

The amount due to stockholders and related parties consists of accrued salaries and consulting fees payable to our president and chief executive officer, Mark Josipovich, our chief operating officer, Daniel T. Josipovich, and relatives of the president and chief operating officer of the Company.

Effective as of January 1, 2002, Bluebook International entered into a consulting agreement with Daniel E. Josipovich, father of the Company’s executive officers Mark A. Josipovich and Daniel T. Josipovich, for a term of two years with an automatic extension of successive two-year periods. Aggregate fees paid or payable to Daniel E. Josipovich, for consulting services and related expenses during the years ended December 31, 2004 and 2003, were $150,000 and $150,000, respectively.

As part of the Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, the Company is obligated to pay a royalty to Daniel E. and Dorothy Josipovich in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by the Company, less any returns, rebates, discounts, allowances, rejections and credits, and less the actual out-of-pocket costs and expenses incurred, except depreciation, reserves, taxes, interest and extraordinary expenses. As of December 31, 2004 and 2003, under the above definition, the Company has negative net revenue; therefore no royalty expenses were accrued.

During 2004 the Company issued 2,773,333 shares of common stock upon the conversion of 2,050 shares of Series B Convertible Preferred Stock beneficially owned by the parents of the Chief Executive officer. The difference between the market price at the date of the conversion and the conversion price was recorded as a dividend distribution.

During 2004 the Company settled $1,040,874 of debts owed to certain members of the Company’s management and stockholders through the issuance of $1,387,833 of Rule 144 common stock. The difference between the market price as of the date of the conversion and the conversion price for the debt settlement of $364,953 was recorded as compensation costs in the accompanying statement of operations.

NOTE 10.   COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases office space and certain office equipment under non-cancelable operating leases expiring through January 2007. Total rental expense for the leases for the years ended December 31, 2004 and 2003 was $41,093 and $64,440, respectively. The following is a schedule by years of future minimum rental payments required under the operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004.

Year Ending December 31,	Amount
2005	$79,262
2006	25,363
2007	2,094
Total	$106,719

Employment agreements

In September 2001, Bluebook International entered into employment agreements with Mark A. Josipovich and Daniel T. Josipovich for a term of two years with an automatic extension of successive one-year periods. Effective October 1, 2001 the Company assumed these agreements and expanded the services to include each person’s executive position. Under these agreements, Mark A. Josipovich is employed as the Chief Executive Officer, President, and Secretary, and Daniel T. Josipovich is employed as the Chief Operating Officer, each with an annual salary of $180,000, plus health insurance benefits, term life insurance benefits and the right to participate in any future employee stock option, retirement, profit sharing or other benefit plans offered in the future to similarly

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

situated employees. The employment agreements also contain indemnification and confidentiality provisions. The agreements also provide that we should reimburse the employee for all reasonable and necessary expenses incurred on our behalf. In the event of termination without cause by Mark A. Josipovich or Daniel T. Josipovich or termination with cause by us, Mark A. Josipovich and Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination. In the event of termination with cause by Mark A. Josipovich or Daniel T. Josipovich or termination without cause by us, Mark A. Josipovich or Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination and total amount of annual salary from the date of termination until the end of the term of the employment agreements.

Litigation

As of April 12, 2005, we are not subject to any pending legal proceedings that would be deemed material to our business. From time to time, we may be subject to certain routine litigation that is incidental to our business.

On February 3, 2003, Bluebook was named a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. The Diamond case was recently settled by the Company and the plaintiffs. In the Diamond case, plaintiffs alleged that Bluebook wrongfully withheld the issuance and delivery of plaintiffs’ shares of Bluebook common stock, thereby damaging plaintiffs in the loss of the value of their Bluebook stock. On November 10, 2004, the Company and the plaintiffs entered into a settlement agreement pursuant to which all parties agreed to a general release of their claims and the Company agreed to pay $64,120 and issue 3,000 shares of common stock to certain of the plaintiffs.

On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,835 shares of the Company’s common stock, which amount has been retroactively restated to reflect the 1 for 20 reverse stock split declared on November 17, 2004. In addition, Cotelligent agreed to deliver source code developed by Cotelligent for Bluebook pursuant to the consulting services agreement.

NOTE 11.   LEGAL FEE PAYABLE

On January 19, 2005, the Company entered into an agreement to settle certain outstanding legal costs for $415,000. Upon settlement, the Company paid $50,000, with the remainder payable commencing May 19, 2005 in monthly installments of $5,000 until the obligation has been paid in full. However, upon the next equity financing event equal to at least $3 million, the Company shall pay $300,000 within five business days of the closing of the transaction and receipt of the proceeds. Should the Company raise less than $3 million, the Company shall pay ten percent of the proceeds of the transactions.

Unaudited Financial Statements
as of June 30, 2005 and for the
three and six months ended
June 30, 2005 and 2004.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$51,404	$1,534,313
Accounts receivable, net of allowance for doubtful accounts of $4,600 as of June 30, 2005 and December 31, 2004	211,658	6,417
Inventory	19,392	—
Prepaid expenses and other	44,875	34,500

Total current assets	327,329	1,575,230

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $210,378 and $190,408 in 2005 and 2004, respectively	87,077	65,909

OTHER ASSETS
Software solution development costs, net of accumulated amortization of $561,182 and $513,358, in 2005 and 2004, respectively	759,585	690,577
Intangible assets, net of accumulated amortization of $32,614 and $29,078, in 2005 and 2004, respectively	12,108	15,644
Other assets	5,296	5,296

Total other assets	776,989	711,517

TOTAL ASSETS	$1,191,395	$2,352,656

See accompanying Notes to Condensed Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	June 30, 2005	December 31, 2004
	(unaudited)
LIABILITES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$713,878	$654,753
Legal fee payable	359,000	415,000
Obligation under capital lease - current portion	18,716	—
Due to stockholders and related parties	237,266	318,068
Deferred revenue	238,129	165,259
Note payable, related party	110,000	—
Notes payable	115,000	115,000

Total current liabilities	1,791,989	1,668,080

LONG TERM LIABILITIES
Obligation under capital lease	13,434	—

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Series B Convertible Preferred Stock, $.0001 par value; 5,000,000 shares authorized, 2,050 shares issued and outstanding	—	—
Common Stock, $.0001 par value; 150,000,000 shares authorized; 8,760,221 and 8,760,221 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	875	875
Additional paid in capital	9,679,568	9,679,568
Accumulated deficit	(10,294,471)	(8,995,867)

Total stockholders’ equity (deficiency)	(614,028)	684,576

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$1,191,395	$2,352,656

See accompanying Notes to Condensed Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Six Months Ended June 30,
	2005	2004
		Restated

SALES, net	$357,823	$403,120

OPERATING EXPENSES
Selling, general and administrative expenses	1,570,224	685,946
Software solution development costs	—	186,672
Depreciation and amortization expenses	71,330	102,381
Total Operating Expenses	1,641,554	974,999

LOSS FROM OPERATIONS	(1,283,731)	(571,879)

OTHER EXPENSE
Interest expense	(14,073)	(17,998)

LOSS BEFORE INCOME TAXES	(1,297,804)	(589,877)

INCOME TAX EXPENSE	800	800

NET LOSS	$(1,298,604)	$(590,677)

Weighted average number of shares of common stock outstanding, basic and diluted	8,760,261	1,522,848

Loss per share, basic and diluted	$(0.15)	$(0.39)

See accompanying Notes to Condensed Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,

	2005 (unaudited)	2004 (unaudited)
		Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,298,604)	$(590,677)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	71,330	102,381
Changes in operating assets and liabilities:
(Increase) Decrease in Accounts receivable	(205,241)	4,243
(Increase) in Inventory	(19,392)	—
(Increase) in Prepaid expenses and other	(10,375)	(16,008)
Increase in Accounts payable and accrued expenses	59,125	193,164
(Decrease) in Legal fee payable	(56,000)	—
Increase (Decrease) in Due to stockholders and related party	(80,802)	274,706
Increase (Decrease) in Deferred revenue	72,870	(116,322)

NET CASH USED IN OPERATING ACTIVITIES	(1,467,089)	(148,513)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,537)	—
Software solution development costs	(116,833)	(76,790)
NET CASH USED IN INVESTING ACTIVITIES	(119,370)	(76,790)

CASH FLOWS FROM FINANCING ACTIVITIES
Note payable	—	120,000
Note payable due to related party	110,000	78,200
Payments made under a capital lease	(6,450)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	103,550	198,200

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,482,909)	(27,103)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	1,534,313	44,831

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$51,404	$17,728

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$8,573	$17,498

Taxes	$5,002	$—

Non-cash Investing and Financing Activity
Acquisition of equipment through capital lease obligation	$38,600	$—

See accompanying Notes to Condensed Consolidated Financial Statements

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2005

1.  BASIS OF PRESENTATION

The accompanying interim condensed consolidated financial statements are unaudited, but in the opinion of management of The Bluebook International Holding Company (Bluebook or the Company), contains all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at June 30, 2005, the results of operations for the three months and six months ended June 30, 2005 and 2004, and cash flows for the three months and six months ended June 30, 2005 and 2004. The balance sheet as of December 31, 2004 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on April 15, 2005.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2005.

Going concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has a net loss of $1,298,604 and a negative cash flow from operations of $1,467,089 for the six months ended June 30, 2005 and has a net working capital deficiency of $1,464,660 and a stockholders’ deficiency of $614,028 as of June 30, 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Without realization of additional capital or debt, it would be unlikely for the Company to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

The Company’s operating cash flows for the six months ended June 30, 2005 were funded primarily through cash existing at December 31, 2004. The Company believes it has sufficient cash to meet its immediate working capital requirements while additional operations and development funds will be sought from loans from officers or principal stockholders of the Company and third party financing.

The Company has recently taken steps to improve liquidity, including seeking additional funding and deferment of a portion of the salaries of its Chief Executive Officer’s and Chief Operating Officer’s, and the consulting fees from a related party. If it is not successful in raising additional capital, it will further reduce operating expenses through headcount reductions in restructurings and modify its business model and strategy to accommodate licensing of its software solutions and databases. Further, the Company will continue sales of THE BLUEBOOK and delivery of the B.E.S.T. 7.5 software solution and newer InsureBASE and Insured to Value software solutions. The Company does not expect any significant impact on its sales of THE BLUEBOOK, B.E.S.T. 7.5 and InsureBASE software solutions from such restructurings; however, they may adversely affect the development of any new software solutions. The Company believes the change in product focus, from delivery of software solutions on disk to the delivery of web-based solutions, will result in future increases in sales over those prior years.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2005

Recent financial accounting standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than the beginning of the first quarter of 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, An Amendment to APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Non-monetary Transactions”, to require that exchanges of non-monetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Non-monetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for non-monetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into non-monetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS 153 will have a significant effect on the Company’s financial statement presentation or disclosures.

Business Activities

The Company was incorporated in Delaware on December 18, 1997. Since the Company’s exchange reorganization and merger, effective as of October 1, 2001, the principal business of the Company has been developing and selling THE BLUEBOOK and B.E.S.T. software solutions. THE BLUEBOOK is a book in the form of both a desk and pocket size book containing the information of the average unit costs attendant to the cleaning, reconstruction and repair industries. B.E.S.T. is a software format of THE BLUEBOOK which allows subscribers the option to retrieve THE BLUEBOOK data and calculate the cost to clean, reconstruct or repair, then file claims electronically. In the quarter ended June 30, 2005, the Company began delivery of its B.E.S.T. 7.5 software solution.

In the quarter ended June 30, 2005, the Company achieved its first delivery of its internet based software solution for business, InsureBASE. In addition, the company completed development of its internet based consumer software solution, Insure to Value. A description of these data solutions follows.

InsureBASE

InsureBASE is an automated residential property information solution. Insure BASE is different from other general appraisal software because it provides information in an automated format in the following four categories: replacement cost calculation, assessment and financing history, current market value, as well as information on comparable neighboring properties. InsureBASE provides a replacement cost for a residence within seconds, along with its current market valuation, property characteristics, and an array of neighborhood and other underwriting information. The information untilized by InsureBASE is compiled using THE BLUEBOOK database to estimate the replacement cost of a residential structure less the cost of the land to help insurers and homeowners calculate the replacement cost of a single family structure. The information utilized by InsureBASE is also compiled using the public data records of First American Real Estate Solutions Company (NYSE: FAF) or “First American”, with whom we have partnered. The public data records of First American Real Estate Solutions Company include financing history, assessment, current market value and neighborhood comparables. We combine the information provided through First American Real Estate Solutions’ public data records with our replacement cost data from the THE BLUEBOOK database to produce a replacement cost calculation for a residential structure excluding the land. This replacement cost calculation is used by insurers, agents, adjusters and others in the insurance industry to valuate a residential structures replacement cost for insurance purposes.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2005

By automating the entry of data fields (e.g., number of bedrooms, bathrooms, square feet, number of stories, etc.) this system can calculate replacement cost for residential properties throughout the United States. InsureBASE is delivered via the Internet to insurers, adjusters, agents and other related insurance professionals involved in the insurance claims and underwriting process. We believe that this product can minimize underinsurance and reduce liability by insuring residential properties to proper insurance levels covering the insured in the event of a total loss.

ERC reports and LeadBASE reports are the output reports for the InsureBASE software solution. An ERC value is a field contained in the ETC report. The minimum transaction fee for an ERC value is $1.00. The minimum transaction fee for a LeadBASE report is $5.50. The Company completed development of InsureBASE in November of 2004 and is currently marketing and selling the solution. InsureBASE is sold on a case by case basis and priced based on the same factors discussed above under B.E.S.T.Net and B.E.S.T.Central. Our InsureBASE software solution is currently being marketed. In the three and six months ended June 30, 2005 the Company recognized $53,097 in revenue for the delivery of the InsureBase software solution.

Insure To Value

Insure to Value uses the same software and database as InsureBASE, however, it does not include the automation of data fields. Insure to Value can generate a replacement cost, however, the general property information (e.g., number of bedrooms, bathrooms, square feet, number of stories, etc.) has to be entered manually by the user. We began marketing and delivery of the Insure to Value software solution in the third quarter of 2005. Every time a customer uses Insure to Valve, they incur a transaction fee that can range from $15.95 to $19.95.

B.E.S.T.Net and B.E.S.TCentral

B.E.S.T.Net and B.E.S.T.Central are web-based cost estimation and claims management software solutions that are designed to assist in the facilitations of insurance claims information in a near paperless environment. Although the development of the Company’s B.E.S.T.Net solution is substantially complete, the Company is currently working on the completion of B.E.S.T.Central and the tie-in or interface between B.E.S.T.Net and B.E.S.T.Central as well as the integration of B.E.S.T.7.5 into B.E.S.T.Central.

Loss per Common Share

Basic loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. As the Company had a loss in the three and six month periods ended June 30, 2005 and 2004, basic and diluted loss per share are the same.

2.  RELATED PARTY TRANSACTIONS

The amount due to stockholders and related parties was $237,266 as of June 30, 2005 and $318,068 as of December 31, 2004. The amount due to stockholders as of June 30, 2005 consists of accrued salaries payable to our President and Chief Executive Officer, Mark Josipovich, our Chief Operating Officer, Dan Josipovich, and accrued consulting fees payable to the father of the President and Chief Operating Officer of the Company. During the six months ended June 30, 2005 and 2004, the Company incurred consulting fees of $75,000 that were accrued to the father of the president and chief operating officer of the Company which are included in selling and general administrative expenses.

On June 10, 2005 the Company entered into a note payable agreement with the father of the Company’s President and Chief Executive Officer in the amount of $110,000 due and payable on September 15, 2005. The note bears an interest rate of eight percent (8%) per annum and the one time payment of a five percent (5%) loan fee equal to $5,500.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2005

3.  COMMITMENTS AND CONTINGENCIES

Operating lease

The Company leases office space, certain office equipment and a vehicle under non-cancelable operating leases expiring through January 2006. Total rental expense for the leases for the six months ended June 30, 2005 and 2004 was $34,957 and $32,220 respectively. The future minimum rental payments required under the operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2005 was $19,200.

Capital lease

The Company leases certain equipment under a capital lease with monthly payments of $2,094 per month, including interest at 26.75% per annum. At June 30, 2005, monthly payments under this lease aggregated $10,471.

Included in property and equipment is $38,600 of equipment under a capital lease at June 30, 2005. Included in accumulated depreciation is accumulated amortization of assets under a capital lease of $3,217 at June 30, 2005.

Litigation

On June 23, 2005, plaintiff, Eric Allison, filed a complaint against defendants, Christopher Albrick, The Bluebook International Holding Company and Mark Josipovich, our Chief Executive Officer and Chairman, alleging breach of written contract - promissory note, and foreclosure of security interest securing the promissory note, in the Superior Court of the State of California. Plaintiff is seeking, among other things, damages in an amount not less than $550,000. We are seeking dismissal of these causes of action against Company and Mark Josipovich. The demurrer is based upon the uncontested fact that the promissory note and foreclosure of stock, the causes of action in the law suit, involve only a written promissory note and related written agreement between defendant Christopher Albrick and the plaintiff, and not the Company or Mark Josipovich. While we are unable at this time to predict the outcome of this litigation, as of this date, the Company believes that the claim is baseless and without merit. As of this date, we do not believe that this litigation could reasonably be expected to have a material adverse effect on our business or financial condition.

As a general matter, we are subject to various legal proceedings, claims, and litigation that arise in the normal course of our business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations, or cash flows.

4.  NOTE PAYABLE

On March 31, 2004, the Company entered into a loan agreement for $120,000, of which $115,000 was outstanding as of June 30, 2005. The loan bears interest at the rate of 10% per annum, and was due June 30, 2005. The loan is secured by the Company’s accounts receivable, tax refunds, deposit accounts, and cash and cash equivalents. If the collateral securing the loan is insufficient, the loan is also secured by the shares of the Company’s common stock held by Mark A. Josipovich, our Chairman of the Board, Chief Executive Officer, President, and Treasurer. The loan requires that the Company comply with certain covenants, including preserving our corporate existence, maintaining all rights and permits, complying with all applicable laws, and maintaining our properties used or useful in its business. The Company entered into an extension of the loan agreement, which extended the maturity of the agreement to August 31, 2005 under the same terms as originally agreed upon, on June 30, 2005.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2005

5.  RESTATEMENT

The Company reviewed its capitalized Software Solutions Development Cost related to its B.E.S.T.Net(TM) and B.E.S.T.Central(TM) software solutions that were capitalized during 2002 to 2004. The Company determined that some of these costs previously capitalized did not meet the requirements for capitalization as they were incurred before the software product had reached technological feasibility as required by S.F.A.S. No. 86, as the core programming was not tested until February 2003. This fact was not known at the time of capitalization, and upon a closer review, the changes have been accounted for as a restatement of the prior periods. The effect of this restatement on the June 30, 2004 financial statements is as follows:

	As previously reported June 30, 2004	Restated

Software solution development costs	$3,963,963	$602,222

Net loss	$382,593	$590,677

Net loss per share, basic and diluted	$0.25	$0.39

Accumulated deficit	$3,533,873	$6,917,029

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective November 4, 2002, we dismissed our principal independent accountant, Good Swartz Brown & Berns LLP, of Los Angeles, California. Our board of directors approved the replacement of Good Swartz Brown & Berns with Weinberg & Company, P.A., of Los Angeles, California. We replaced Swartz Brown & Berns LLP with Weinberg & Company, P.A. when the partner in charge of our account at Good Swartz Brown & Berns LLP changed firms and joined Weinberg & Company, P.A. Prior to our engagement of Weinberg & Company, P.A., we did not consult Weinberg & Company, nor this particular partner while at Weinberg & Company, with respect to (i) the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of any prior disagreement between us and our previous independent accountant.

The report of Good Swartz Brown & Berns on our financial statements for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The dismissal of Good Swartz Brown & Berns was effective as of November 4, 2002 and was not due to any disagreement between us and Good Swartz Brown & Berns.

During the two fiscal years prior to and preceding the resignation of Good Swartz Brown & Berns and any subsequent interim period preceding such resignation, there were no disagreements with Good Swartz Brown & Berns on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Good Swartz Brown & Berns would have caused them to make reference thereto in their report on our financial statements for the period.

We have provided Good Swartz Brown & Berns with a copy of the disclosures contained in this prospectus and have requested that Good Swartz Brown & Berns furnish to us a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made in this prospectus. A copy of Good Swartz Brown & Berns’ letter is attached as Exhibit 16.1 to this prospectus.

Effective November 4, 2002, the Company engaged Weinberg & Company, P.A., of Boca Raton, Florida, and Los Angeles, California, as its independent auditor.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is only current as of                              2005.

Up to 2,557,239 Shares

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

Common Stock

Prospectus

____________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of him having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

In addition, our Certificate of Incorporation provides that a director of the Company will not be liable to the Company for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, or (iv) an act related to an unlawful stock repurchase or dividend.

We do not maintain any directors and officers liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Registrant in connection with the registration of the securities offered by this Amendment No. 2 to Registration Statement.

SEC registration fee	$1,508
Printing expenses	$8,300	*
Legal fees and expenses	$75,000	*
Accounting fees and expenses	$35,000	*
Miscellaneous	$500	*
Total	$120,308

—————

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In August and December of fiscal year 2002, we issued an aggregate of 5,316,704 shares of Series C Preferred Stock at a stated value of $0.959241 per share to Cotelligent for aggregate proceeds of $3 million in cash and services valued at $2.1 million.

On August 19, 2002, the Company retired 500,000 shares of common stock that were returned to the Company by certain stockholders in order to facilitate the completion of the Series C Convertible Preferred Stock.

On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,835 shares of the Company’s common stock, which amount has been retroactively restated to reflect the 1 for 20 reverse stock split declared on November 17, 2004.

In September 2004 the Company issued a total of 57,775 shares of privately placed common stock in settlement of debts totaling $83,930 to Peter Johnson, Peter Davidson, Julia Sugityo, Steve Byrne, Clint Lien, Keith Klein, Lawrence Rogers and Mike Kenney, consultants and employees of the Company, who provided consulting services relating to programming (coding), database modeling and design, budgeting and forecasting models, internal accounting, artwork design and creation, marketing of THE BLUEBOOK and our B.E.S.T. software, and employee recruiting, development and review. In September 2004, the Company also issued 10,000 shares of privately placed common stock in partial settlement of a $30,000 loan from Robert Dewar.

In October 2004, the Company issued a total of 2,733,333 shares of common stock on conversion of the Company’s outstanding 2,050 shares of Series B Convertible Preferred Stock held by Daniel E. and Dorothy E. Josipovich in the name of The Freedom Family, LLC. Also in October of 2004, the Company issued:

•

354,505 shares of common stock in settlement of $265,879 of debt owed to Mark A. Josipovich;

•

477,484 shares of common stock in settlement of $358,113 of debt owed to Daniel T. Josipovich;

•

242,167 shares of common stock in settlement of $181,625 of debt owed to Daniel E. Josipovich;

•

157,560 shares of common stock in settlement of $118,170 of debt owed to Michela Josipovich;

•

126,116 shares of common stock in settlement of $94,587 of debt owed to Brian Jones; and

•

30,000 shares of common stock in settlement of $22,500 of debt owed to Robert Dewar.

On November 17, 2004, the Company declared a 1 for 20 reverse stock split. All share and per share amounts have been retro-actively restated as if the reverse split occurred as of the beginning of the period.

In November 2004, the Company issued:

•

418,074 shares of common stock to Chris Albrick, a creditor of the Company, in settlement of debts totaling $438,978 pursuant to a Convertible Promissory Note issued by the Company in August 2004;

•

10,000 shares of common stock to Julia Sugityo in settlement of debts totaling $10,000 pursuant to a Share Purchase Agreement dated November 8, 2004;

•

306,667 shares of common stock to Century Capital Management Ltd., a consultant to the Company, for consulting services rendered; and

•

3,000 shares of common stock to Morris Diamond et al. in connection with the settlement of litigation.

The Company may issue a warrant to purchase 90,000 shares of common stock at a price of $1.40 per share to Chris Albrick, a consultant of the Company, as a bonus payment.

All of the common stock and warrant issuances discussed above were issued in reliance upon the exemptions from registration provided by section 4(2) of the Securities Act of 1933 as the securities were offered in private transactions which did not involve any public offering. The recipients of securities in each such transaction were not solicited through any form of general solicitation or advertising, represented their level of sophistication and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

On December 23, 2004, the Company filed a Form S-8 registration statement registering the 306,667 shares of common stock, $0.0001 par value per share, issued to Century Capital Management Ltd., which were offered upon the terms and subject to the conditions set forth in the Engagement Letter, dated October 8, 2004, between the Company and Century Capital Management Ltd.

On November 19, 2004 the Company issued to each of the selling stockholders identified under the caption “Selling Stockholders” in this registration statement, all of whom are accredited investors, pursuant to a Securities Purchase Agreement, 2,131,033 shares of common stock of the Company and warrants to purchase an aggregate of 426,206 shares of common stock for an aggregate consideration of $2,237,585. The warrants issued to the accredited investors have an exercise price of $1.31 per share and are exercisable immediately. In addition, the Company issued a warrant to purchase 170,483 shares of common stock to the placement agent, Roth Capital Partners, LLC, for the transactions contemplated by the Securities Purchase Agreement. The warrant issued to the placement agent has a term of five years, has an exercise price of $1.15 per share and is exercisable immediately. Our November 19, 2004 issuance of 2,131,033 shares of common stock and 596,689 warrants to accredited investors was in reliance upon the exemptions from registration provided by section 4(2) of the Securities Act of 1933 and on Rule 506 of Regulation D promulgated thereunder.

ITEM 27. EXHIBITS.

Exhibit	Description of Document
3.1 (4)	Certificate of Incorporation, including all amendments thereto through and including November 17, 2004, filed with the Delaware Secretary of State.
3.2(1)	Bylaws of the Registrant.
4.1 *	Registration Rights Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and the investors party thereto.
5.1(4)	Opinion of Latham & Watkins LLP
10.1 (4)

Agreement and Plan of Merger, dated as of September 24, 2001, by and among Gama Computer Corporation, The Bluebook International, Inc. Bluebook Acquisitions Corp., Bluebook’s Shareholders and Andrew Hromyk, incorporated by reference to the Information Statement filed with the Securities and Exchange Commission of October 12, 2001.

10.2 (4)	Employment Agreement by and between The Bluebook International, Inc. and Mark A. Josipovich, dated September 27, 2001.
10.3 (4)	Employment Agreement by and between The Bluebook International, Inc. and Daniel T. Josipovich, dated September 27, 2001.
10.4*	Independent Contractor Consulting Agreement, dated January 1, 2002, between The Bluebook International Inc. and Daniel Josipovich Sr.
10.5*

InsureBASE Agreement, dated November 11, 2003, between The Bluebook International, Inc., Underwriters Rating Board, a New York Unincorporated Association and URB Services Corp., a New York Corporation.

10.6 (3)	Convertible Promissory Note Purchase Agreement made as of August 13, 2004 between The Bluebook International Holding Company and Christopher Albrick (together with Convertible Promissory Note)
10.7 (3)	Engagement Letter dated August 19, 2004 between The Bluebook International Holding Company and Roth Capital Partners, LLC.
10.8 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Mark A. Josipovich.
10.9 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel T. Josipovich.
10.10 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Michela Josipovich.
10.11 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel E. Josipovich.
10.12 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Brian Jones.
10.13 (4)	Engagement Letter, dated November 12, 2004, between The Bluebook International Holding Company and Century Capital Management Ltd.
10.14 (4)	Form of Securities Purchase Agreement, dated as of November 12, 2004, between The Bluebook International Holding Company and the investors party thereto.
10.15 (4)	Form of Warrant Certificate issued by The Bluebook International Holding Company dated as of November 17, 2004.
10.16 (4)	Warrant Certificate issued by The Bluebook International Holding Company to Roth Capital Partners, LLC dated as of November 17, 2004.
10.17 (4)	Lock-Up Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and certain of its stockholders.
10.18 (5)	Web Services Agreement, dated as of March 7, 2005, between The Bluebook International, Inc. and Homesite Insurance Company.
10.19 (6)	Joint License & Revenue Share Agreement dated as of March 25, 2005, between First American Real Estate Solutions, L.P. and The Bluebook International Inc.
10.20(8)	Loan agreement, dated as of June 10, 2005, by and among The Bluebook International Holding Company, as borrower, and Daniel and Dorothy Josipovich, as Lender.
16.1(7)	Letter dated as of November 7, 2002 from Good Swartz Brown & Berns addressed to the Securities and Exchange Commission.
21.1(2)	Subsidiaries of The Bluebook International Holding Company.
23.1*	Consent of Weinberg & Company, P.A.
23.2(4)	Consent of Latham & Watkins LLP.

———————

* Filed herewith.

(1)

Incorporated by reference from Bluebook’s Annual Report on Form 10-KSB/A for the year ended December 31, 2002 filed October 21, 2003.

(2)

Incorporated by reference from Bluebook’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

(3)

Incorporated by reference from Bluebook’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

(4)

As previously filed.

(5)

Incorporated by reference from Bluebook’s Form 8-K/A filed with the Securities and Exchange Commission on April 1, 2005.

(6)

Incorporated by reference from Bluebook’s Form 8-K filed with the Securities and Exchange Commission on March 31, 2005.

(7)

Incorporated by reference from Bluebook’s Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2002.

(8)

Incorporated by reference from Bluebook’s Quarterly Report on Form 10—QSB for the fiscal quarter ended June 30, 2005.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

A.

Include any prospectus required by section 10(a)(3) of the Securities Act;

B.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

C.

Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and win be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form SB-2 and authorized this Amendment No. 2 to Registration Statement to be signed of its behalf by the undersigned, thereunto duly authorized, in Lake Forest, California on September 7, 2005.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

By:	/s/ Mark A. Josipovich
Mark A. Josipovich Chairman of the Board, Chief Executive Officer, President, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark A. Josipovich	Chairman of the Board, Chief Executive Officer, President, and Treasurer (Principal Accounting Officer)	September 7, 2005
Mark A. Josipovich

*	Chief Operating Officer and Director	September 7, 2005
Daniel T. Josipovich

*	Director	September 7, 2005
Paul D. Sheriff

*	Director	September 7, 2005
David M. Campatelli

* /s/ Mark A. Josipovich
Mark A. Josipovich Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description of Document
3.1 (4)	Certificate of Incorporation, including all amendments thereto through and including November 17, 2004, filed with the Delaware Secretary of State.
3.2(1)	Bylaws of the Registrant.
4.1 *	Registration Rights Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and the investors party thereto.
5.1(4)	Opinion of Latham & Watkins LLP
10.1 (4)

Agreement and Plan of Merger, dated as of September 24, 2001, by and among Gama Computer Corporation, The Bluebook International, Inc. Bluebook Acquisitions Corp., Bluebook’s Shareholders and Andrew Hromyk, incorporated by reference to the Information Statement filed with the Securities and Exchange Commission of October 12, 2001.

10.2 (4)	Employment Agreement by and between The Bluebook International, Inc. and Mark A. Josipovich, dated September 27, 2001.
10.3 (4)	Employment Agreement by and between The Bluebook International, Inc. and Daniel T. Josipovich, dated September 27, 2001.
10.4*	Independent Contractor Consulting Agreement, dated January 1, 2002, between The Bluebook International Inc. and Daniel Josipovich Sr.
10.5*

InsureBASE Agreement, dated November 11, 2003, between The Bluebook International, Inc., Underwriters Rating Board, a New York Unincorporated Association and URB Services Corp., a New York Corporation.

10.6 (3)	Convertible Promissory Note Purchase Agreement made as of August 13, 2004 between The Bluebook International Holding Company and Christopher Albrick (together with Convertible Promissory Note)
10.7 (3)	Engagement Letter dated August 19, 2004 between The Bluebook International Holding Company and Roth Capital Partners, LLC.
10.8 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Mark A. Josipovich.
10.9 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel T. Josipovich.
10.10 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Michela Josipovich.
10.11 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel E. Josipovich.
10.12 (4)	Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Brian Jones.
10.13 (4)	Engagement Letter, dated November 12, 2004, between The Bluebook International Holding Company and Century Capital Management Ltd.
10.14 (4)	Form of Securities Purchase Agreement, dated as of November 12, 2004, between The Bluebook International Holding Company and the investors party thereto.
10.15 (4)	Form of Warrant Certificate issued by The Bluebook International Holding Company dated as of November 17, 2004.
10.16 (4)	Warrant Certificate issued by The Bluebook International Holding Company to Roth Capital Partners, LLC dated as of November 17, 2004.
10.17 (4)	Lock-Up Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and certain of its stockholders.
10.18 (5)	Web Services Agreement, dated as of March 7, 2005, between The Bluebook International, Inc. and Homesite Insurance Company.
10.19 (6)	Joint License & Revenue Share Agreement dated as of March 25, 2005, between First American Real Estate Solutions, L.P. and The Bluebook International Inc.
10.20(8)	Loan agreement, dated as of June 10, 2005, by and among The Bluebook International Holding Company, as borrower, and Daniel and Dorothy Josipovich, as Lender.
16.1(7)	Letter dated as of November 7, 2002 from Good Swartz Brown & Berns addressed to the Securities and Exchange Commission.
21.1(2)	Subsidiaries of The Bluebook International Holding Company.
23.1*	Consent of Weinberg & Company, P.A.
23.2(4)	Consent of Latham & Watkins LLP.

———————

* Filed herewith.

(1)

Incorporated by reference from Bluebook’s Annual Report on Form 10-KSB/A for the year ended December 31, 2002 filed October 21, 2003.

(2)

Incorporated by reference from Bluebook’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

(3)

Incorporated by reference from Bluebook’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

(4)

As previously filed.

(5)

Incorporated by reference from Bluebook’s Form 8-K/A filed with the Securities and Exchange Commission on April 1, 2005.

(6)

Incorporated by reference from Bluebook’s Form 8-K filed with the Securities and Exchange Commission on March 31, 2005.

(7)

Incorporated by reference from Bluebook’s Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2002.

(8)

Incorporated by reference from Bluebook’s Quarterly Report on Form 10—QSB for the fiscal quarter ended June 30, 2005.